Exhibit 10.4

Asset Purchase Agreement

by and between

Aquila, Inc., as Seller

Mid-Kansas Electric Company, LLC, as Buyer and a Buyer Party

and

Sunflower Electric Power Corporation

and each Member of Buyer, as Buyer Parties

Dated: September 21, 2005

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Table of Contents

Page

Article I DEFINITIONS		1
1.1	Definitions.	1
1.2	Other Definitional and Interpretive Matters.	12
1.3	Joint Negotiation and Preparation of Agreement.	13
Article II PURCHASE AND SALE		13
2.1	The Sale.	13
2.2	Excluded Assets.	15
2.3	Assumed Obligations.	16
2.4	Excluded Liabilities.	17
Article III PURCHASE PRICE		18
3.1	Purchase Price.	18
3.2	Determination of Purchase Price.	18
3.3	Allocation of Purchase Price.	19
3.4	Proration.	20
Article IV THE CLOSING		21
4.1	Time and Place of Closing.	21
4.2	Payment of Closing Payment Amount.	21
4.3	Deliveries by Seller.	21
4.4	Deliveries by Buyer.	22
Article V REPRESENTATIONS AND WARRANTIES OF SELLER		22
5.1	Organization; Qualification.	23
5.2	Authority Relative to this Agreement.	23
5.3	Consents and Approvals; No Violation.	23
5.4	Governmental Filings.	24
5.5	Financial Information.	24
5.6	No Material Adverse Effect.	24
5.7	Operation in the Ordinary Course.	24
5.8	Title.	24
5.9	Leases.	25
5.10	Environmental.	25
5.11	Labor Matters.	26
5.12	ERISA; Benefit Plans.	26
5.13	Certain Contracts and Arrangements.	29
5.14	Legal Proceedings and Orders.	29
5.15	Permits.	29
5.16	Compliance with Laws.	29
5.17	Insurance.	29
5.18	Taxes.	30
5.19	Regulation as a Utility.	30
5.20	Fees and Commissions.	30
Article VI REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES		30
6.1	Organization.	30
6.2	Authority Relative to this Agreement.	31

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6.3	Consents and Approvals; No Violation.	31
6.4	Regulation as a Utility.	31
6.5	Buyer’s Knowledge.	32
6.6	Fees and Commissions.	32
6.7	Financial Capability.	32
Article VII COVENANTS OF THE PARTIES		32
7.1	Conduct of Business.	32
7.2	Access to Information.	34
7.3	Expenses.	36
7.4	Further Assurances; Procedures with Respect to Certain Agreements and
	other Assets.	36
7.5	Public Statements.	38
7.6	Consents and Approvals.	39
7.7	Tax Matters.	40
7.8	Supplements to Schedules.	41
7.9	Employees and Employee Benefits.	41
7.10	Eminent Domain; Casualty Loss.	47
7.11	Transitional Use of Signage and Other Materials Incorporating Seller’s Name
	or other Logos.	49
7.12	Litigation Support.	49
7.13	JEC Lease Buy-Out.	49
7.14	Notification of Customers.	50
7.15	Exclusivity.	50
7.16	Financing Commitment.	51
Article VIII CONDITIONS TO CLOSING		51
8.1	Conditions to Each Party’s Obligations to Effect the Closing.	51
8.2	Conditions to Obligations of Buyer.	52
8.3	Conditions to Obligations of Seller.	53
Article IX INDEMNIFICATION		54
9.1	Survival of Representations and Warranties.	54
9.2	Indemnification.	54
9.3	Indemnification Procedures.	55
9.4	Limitations on Indemnification.	56
9.5	Applicability of Article IX.	58
9.6	Tax Treatment of Indemnity Payments.	59
9.7	No Consequential Damages.	59
9.8	Exclusive Remedy.	59
Article X TERMINATION AND other REMEDIES		59
10.1	Termination.	59
10.2	Procedure and Effect of Termination.	60
10.3	Remedies upon Termination.	60
10.4	Specific Performance.	61
10.5	Costs.	61
Article XI MISCELLANEOUS PROVISIONS		61
11.1	Amendment and Modification.	61
11.2	Waiver of Compliance; Consents.	61

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11.3	Notices.	61
11.4	Assignment.	62
11.5	Governing Law.	62
11.6	Severability.	63
11.7	Entire Agreement.	63
11.8	Bulk Sales or Transfer Laws.	63
11.9	Delivery.	63

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EXHIBITS AND SCHEDULES

Exhibit 1.1-A	Form of Assignment and Assumption Agreement
Exhibit 1.1-B	Form of Assignment of Easements
Exhibit 1.1-C	Form of Bill of Sale
Exhibit 1.1-D	Form of General Warranty Deed
Exhibit 1.1-E	Form of Transitional Services Agreement
Exhibit 3.1	Determination of Purchase Price
Exhibit 3.1.A	Example of Kansas Electric Closing Payment Amount
Exhibit 3.1.B	Example of Kansas Electric Post-Closing Adjustment Statement
Exhibit 3.1.C	Sample Calculation of Kansas Electric Purchase Price
Exhibit 7.9(d)(ii)(C)	Pension Matters

Schedule 1.1-A	Business Activities
Schedule 1.1-B	Business Employees
Schedule 1.1-C	Buyer Required Regulatory Approvals
Schedule 1.1-D	Central or Shared Functions
Schedule 1.1-E	Permitted Encumbrances
Schedule 1.1-F	Seller Required Regulatory Approvals
Schedule 1.1-G	Seller’s Knowledge
Schedule 1.1-H	Territory
Schedule 2.1(a)	Real Property
Schedule 2.1(f)	Tangible Personal Property
Schedule 2.1(n)	Other Assets
Schedule 2.2(l)	Retained Agreements
Schedule 2.2(o)	Excluded Assets
Schedule 5.3	Seller’s Consents and Approvals
Schedule 5.5(a)	Selected Balance Sheet Information
Schedule 5.5(b)	Division Income Statement Information
Schedule 5.6	Material Adverse Effect
Schedule 5.7	Transactions Outside the Ordinary Course of Business
Schedule 5.8	Title
Schedule 5.9	Real Property Leases
Schedule 5.10(a)-1	Sufficiency of Environmental Permits
Schedule 5.10(a)-2	Environmental Permits
Schedule 5.10(b)	Environmental Notices
Schedule 5.10(c)	Environmental Claims or Releases
Schedule 5.10(e)	Environmental Capital Expenditures
Schedule 5.11	Labor Matters
Schedule 5.12(a)	Employee Benefit Plans
Schedule 5.12(d)	Administrator or Fiduciary Non-Compliance
Schedule 5.12(g)	Retiree Health and Welfare Benefits
Schedule 5.12(i)	Actions, Suits and Claims

Schedule 5.12(j)	Governmental Audits, Inquiries and Proceedings
Schedule 5.13(a)	Certain Contracts and Arrangements
Schedule 5.13(b)	Franchises
Schedule 5.14	Legal Proceedings and Orders

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Schedule 5.15	Permits
Schedule 5.17	Insurance
Schedule 6.3	Buyer’s Consents and Approvals
Schedule 7.1	Conduct of Business
Schedule 7.4(e)	Shared Agreements
Schedule 7.9(a)	Unions
Schedule 7.9(b)	Severance Compensation Agreements
Schedule 7.9(d)(ii)-(A)	Other Plan Participants
Schedule 7.9(d)(ii)(D)(1)	Grandfathered Individuals
Schedule 7.9(d)(ix)	Nonqualified Deferred Compensation Liabilities
Schedule 8.1(d)	Required Consents
Schedule 8.3(e)	Required Releases

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ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (“Agreement”), made as of September 21, 2005 by and between Aquila, Inc., a Delaware corporation (“Seller”), and Mid-Kansas Electric Company, LLC, a Kansas limited liability company (“Buyer”), and for certain limited purposes, Sunflower Electric Power Corporation (“Sunflower”) and each of the six Members of Buyer.

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Purchased Assets (as hereinafter defined) upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the Parties’ respective covenants, representations, warranties, and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions. (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a):

“Actionable Incident” means an incident or occurrence that (i) results in damages or other harm to a Person other than Buyer or Seller, or any of their respective Affiliates; and (ii) provides such Person with the legal basis to recover damages or other relief without any further event or fact being required for such recovery.

“Adjustment Amount” may be a positive or negative number, and will be determined in accordance with Exhibit 3.1.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

“Affiliated Group” means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of Law.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed and delivered by Seller and Buyer at Closing, in the form of Exhibit 1.1-A.

“Assignment of Easements” means the form of Assignment of Easements set forth on Exhibit 1.1-B.

“Assumed Indebtedness” means the obligations and liabilities of Seller with respect to any JEC Lease Indebtedness assumed by Seller, directly or indirectly, on or prior to Closing in connection with the JEC Lease Buy-Out.

“Bill of Sale” means the bill of sale to be executed and delivered by Seller at the Closing, in the form of Exhibit 1.1-C.

“Business” means, collectively, (i) the Electric Business, and (ii) the activities described on Schedule 1.1-A.

“Business Agreements” means any contract, agreement, real or personal property lease, commitment, understanding, or instrument (other than the Retained Agreements and the Shared Agreements) to which Seller is a party or by which it is bound that either (i) is listed or described on Schedule 5.9, Schedule 5.13(a), or Schedule 7.9(b), or (ii) relates principally to the Business or the Purchased Assets and (A) has been entered into, renewed, extended, or otherwise amended in the ordinary course of business, or (B) is entered into, renewed, extended, or otherwise amended after the date hereof consistent with the terms of this Agreement.

“Business Day” means any day other than Saturday, Sunday, and any day which is a legal holiday or a day on which banking institutions in Kansas City, Missouri are authorized by Law to close.

“Business Employees” means the employees of Seller set forth on Schedule 1.1-B, together with any persons who are hired by Seller after the date hereof for the Business, other than persons hired to perform Central or Shared Functions.

“Buyer Parties” means Buyer, each Member, and Sunflower.

“Buyer Pension Plan” means one or more defined benefit plans within the meaning of section 3(35) of ERISA that are (i) maintained or to be established or maintained by a Buyer Party, and (ii) qualified plans under section 401(a) of the Code.

“Buyer Required Regulatory Approvals” means (i) the filings by Seller and Buyer (or the appropriate ultimate parent entity or entities thereof) required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the approvals set forth on Schedule 1.1-C.

“Buyer’s Representatives” means any Buyer Party’s accountants, employees, counsel, environmental consultants, financial advisors, and other representatives.

“Central or Shared Functions” means any of the business functions set forth on Schedule 1.1-D.

“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Continuation Coverage” means the continuation of medical coverage required under sections 601 through 608 of ERISA, and section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 6, 2005 between Seller and Sunflower as agent for Buyer.

“Documents” means all files, documents, instruments, papers, books, reports, tapes, microfilms, photographs, letters, ledgers, journals, title policies, customer lists and information, regulatory filings, operating data and plans, technical documentation (such as design specifications, functional requirements, and operating instructions), user documentation (such as installation guides, user manuals, and training materials), marketing documentation (such as sales brochures, flyers, and pamphlets), Transferred Employee Records, and other similar materials related principally to the Business, the Purchased Assets, or the Assumed Obligations, in each case whether or not in electronic form; provided, that “Documents” does not include: (i) information which, if provided to Buyer, would violate any applicable Law or Order or the Governing Documents of Seller or any of its Affiliates, (ii) bids, letters of intent, expressions of interest, or other proposals received from others in connection with the transactions contemplated by this Agreement or otherwise and information and analyses relating to such communications, (iii) any information, the disclosure of which would jeopardize any legal privilege available to Seller or any of its Affiliates relating to such information or would cause Seller or any of its Affiliates to breach a confidentiality obligation by which it is bound (provided, that in the case of any items that would be Documents but for a confidentiality obligation, Seller will use commercially reasonable efforts at Buyer’s request to obtain a waiver of such obligation), (iv) any valuations or projections of or related to the Business, the Purchased Assets, or the Assumed Obligations (other than customary studies, reports, and similar items prepared by or on behalf of Seller for the purposes of completing, performing, or executing unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, in each case related principally to the Business and the Purchased Assets), (v) any information management systems of Seller, or (vi) any rights, information, or other matters to the extent used for or on the Internet, including any web pages or other similar items.

“DWR” means the Division of Water Resources of the Kansas Department of Agriculture.

“Electric Business” means the electric utility business conducted by Seller serving customers in the Territory, including Seller’s ownership or, prior to the consummation of the JEC Lease Buy-Out, Seller’s ownership and lease, as applicable, of the JEC Transferred Interest.

“Encumbrances” means any mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, Preferential Purchase Rights, activity and use limitations, easements, covenants, encumbrances, obligations, limitations, title defects, deed restrictions, and any other restrictions of any kind, including restrictions on use, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), plant and animal life, and any other natural resource.

“Environmental Claims” means any and all Claims (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) relating in any way to any Environmental Laws or Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) into the Environment of any Hazardous Materials, including any and all Claims by any Governmental Entity or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law or for any property damage or personal or bodily injury (including death) or threat of injury to health, safety, natural resources, or the Environment.

“Environmental Laws” means all Laws relating to pollution or the protection of human health, safety, the Environment, or damage to natural resources, including Laws relating to Releases and threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; Atomic Energy Act, 42 U.S.C. § 2014 et seq.; Nuclear Waste Policy Act, 42 U.S.C. § 10101 et seq.; and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those statutes.

“Environmental Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Environmental Laws and used or held by Seller for the operation of the Business.

“EPA” means the United States Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with Seller, would be considered a single employer under section 414(b), (c), or (m) of the Code.

“FERC” means the Federal Energy Regulatory Commission.

“Final Regulatory Order” means, with respect to a Required Regulatory Approval, an Order granting such Required Regulatory Approval that has not been revised, stayed, enjoined, set aside, annulled, or suspended, and with respect to which (i) any required waiting period has expired, and (ii) all conditions to effectiveness prescribed therein or otherwise by Law or Order have been satisfied.

“General Warranty Deed” means the general warranty deed or deeds to be executed and delivered by Seller at the Closing, substantially in the form set forth on Exhibit 1.1-D attached hereto.

“Good Utility Practice” means any practices, methods, standards, guides, or acts, as applicable, that (i) are generally accepted in the region during the relevant time period in the electric utility industry, (ii) are commonly used in prudent utility engineering, construction, project management, and operations, or (iii) would be expected if the Electric Business is to be conducted at a reasonable cost in a manner consistent with Laws and Orders applicable to the Electric Business and the objectives of reliability, safety, environmental protection, economy, and expediency. Good Utility Practice includes acceptable practices, methods, or acts generally accepted in the region, and is not limited to the optimum practices, methods, or acts to the exclusion of all others.

“Governing Documents” of a Party means the articles or certificate of incorporation and bylaws, or comparable governing documents, of such Party.

“Governmental Entity” means the United States of America and any other federal, state, local, or foreign governmental or regulatory authority, department, agency, commission, body, court, or other governmental entity.

“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; and (iii) any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“Holding Company Act” means the Public Utility Holding Company Act of 1935, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (i) net income, profits, or receipts (including capital gains Taxes and minimum Taxes) or (ii) multiple bases (including corporate franchise and business license Taxes) if one or more of the bases on which such Tax may be based, measured by, or calculated with respect to is described in clause (i), in each case together with any interest, penalties, or additions to such Tax.

“Independent Accounting Firm” means any independent accounting firm of national reputation mutually appointed by Seller and Buyer.

“Jeffrey Energy Center” or “JEC” means the electricity generation facility located near St. Marys, Kansas, which currently consists of three 720 MW coal fired power plants placed into service in or around 1978, 1980, and 1983.

“JEC Lease” means that certain Lease Agreement, dated August 15, 1991, by and among the JEC Lease Owner Trustee, as Lessor, and Aquila, Inc. (f/k/a UtiliCorp United Inc.), as Lessee, as amended and as may be further amended.

“JEC Lease Buy-Out Price” means the purchase price for the JEC Leased Assets (or, if applicable, the JEC Lease Trust Interests) negotiated and agreed upon, or otherwise determined, pursuant to or in accordance with the JEC Lease Documents. For the avoidance of doubt, the JEC Lease Buy-Out Price represents the total consideration to be paid under the JEC Lease Documents for the JEC Leased Assets (or, if applicable, the JEC Lease Trust Interests”) including cash and the total amount of any JEC Lease Indebtedness assumed in connection with the JEC Lease Buy-Out.

“JEC Lease Documents” means any and all Operative Documents, as defined in that certain Participation Agreement dated as of August 15, 1991, by and among Wilmington Trust Company, as Owner Trustee; Financial Leasing Corporation, as Owner Participant; Aquila, Inc. (f/k/a UtiliCorp United Inc.), as Lessee; United Missouri Bank, N.A., as Indenture Trustee; and Connecticut General Life Insurance Company (itself and on behalf of one or more separate accounts), INA Life Insurance Company of New York, The Northwestern Mutual Life Insurance Company, Allstate Life Insurance Company, Allstate Life Insurance Company of New York, Canada Life Insurance Company of America, and Canada Life Insurance Company of New York, as Note Purchasers, in each case as such Operative Documents have been amended and as may be further amended.

“JEC Lease Indebtedness” means any and all obligations of the JEC Lease Owner Participant under the JEC Lease Documents in respect of the Notes (as defined in the JEC Lease Documents).

“JEC Lease Obligations” means any and all obligations of Seller arising under or in connection with the JEC Lease or other Operative Documents (as defined in the JEC Lease Documents), or in connection with the JEC Lease Buy-Out.

“JEC Lease Owner Participant” means the Owner Participant, as defined in the JEC Lease Documents.

“JEC Lease Owner Trustee” means the Owner Trustee, as defined in the JEC Lease Documents.

“JEC Lease Trust Interests” means all beneficial interests in the trust established by that certain Trust Agreement, dated as of August 15, 1991, between the JEC Lease Owner Trustee, as Trustee, and the JEC Lease Owner Participant.

“JEC Leased Assets” means all assets owned by the JEC Lease Owner Trustee and leased to Seller under the JEC Lease.

“JEC Operating Agreement” means that certain Agreement for the Operation of Jeffrey Energy Center, dated June 1, 1978, by and between Westar Energy, Inc. (f/k/a Western Resources, Inc., as successor to Kansas Power and Light Company and Kansas Gas and Electric Company) and Aquila, Inc. (f/k/a Missouri Public Service Company) as may be amended.

“JEC Ownership Agreement” means that certain Agreement for the Construction and Ownership of Jeffrey Energy Center, dated January 13, 1975, by and among the Owners (as defined therein), as amended and as may be further amended.

“JEC Retained Interest” means the 8% undivided interest in Jeffrey Energy Center owned by Seller prior to 1991, all assets acquired and liabilities assumed by Seller in respect thereof, and all rights and obligations of Seller relating thereto.

“JEC Transferred Interest” means Seller’s ownership interest or, prior to the JEC Lease Buy-Out Seller’s ownership or leasehold interest, in each Element (as defined in the JEC Ownership Agreement) comprising the 8% undivided interest in Jeffrey Energy Center previously owned by Centel Corporation, all assets acquired or liabilities assumed by Seller in respect thereof, and all rights and obligations of Seller relating thereto. For the avoidance of doubt, the JEC Transferred Interest does not include any right, title, or interest of Seller in or to the JEC Retained Interest, regardless of whether any benefits of the JEC Retained Interest have been utilized by or for the benefit of the Business at any time.

“KCC” means the Kansas Corporation Commission.

“Law” means any statutes, regulations, rules, ordinances, codes, and similar acts or promulgations of any Governmental Entity.

“Loss” or “Losses” means losses, liabilities, damages, obligations, payments, costs, and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, results of operations, or financial condition or value of the Business and the Purchased Assets (taken as a whole) other than an effect (i) resulting from an Excluded Matter, (ii) cured (including by payment of money or credit to the Purchase Price) before the Closing Date, or (iii) the cost of which is reasonably expected to be substantially recovered through rates. “Excluded Matter” means any one or more of the following: (A) any change in the international, national, regional, or local markets or industries in which the Business operates or of which the Business is a part, (B) any Law or Order (other than a Law adopted or an Order issued specifically with respect to the Business, the Purchased Assets, or the transactions contemplated by this Agreement), (C) any change in accounting standards, principles, or interpretations, (D) this Agreement or the transactions contemplated hereby (including any announcement with respect to this Agreement or the transactions contemplated hereby or the performance by the Parties of their obligations hereunder), (E) any change in international, national, regional, or local economic, regulatory, or political conditions, including prevailing interest rates, (F) weather conditions or customer use patterns, (G) any matter disclosed in this Agreement, or any Schedule or Exhibit hereto, (H) any change in the market price of commodities or publicly traded securities, or (I) any action permitted under this Agreement.

“Member” means each of the six Class A rural electric cooperative members of Buyer, which collectively own all of the equity interests of Buyer.

“Natural Gas Distribution Business” means the natural gas utility business conducted by Seller serving customers in the state of Kansas.

“Non-Unionized Buyer Party” means a Buyer Party that, at the Effective Time, is not subject to a collective bargaining agreement.

“Order” means any order, judgment, writ, injunction, decree, directive, or award of a court, administrative judge, or other Governmental Entity acting in an adjudicative or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.

“Party” means either a Buyer Party or Seller, as indicated by the context, and “Parties” means each Buyer Party and Seller.

“Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders and used or held by Seller for the operation of the Business, other than Environmental Permits.

“Permitted Encumbrances” means (i) those Encumbrances set forth in Schedule 1.1-E; (ii) the Preferential Purchase Rights set forth on Schedule 5.8; (iii) Encumbrances securing or created by or in respect of any of the Assumed Obligations; (iv) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material; (v) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation); (vi) zoning, entitlement, restriction, and other land use, water use, and environmental regulations by Governmental Entities which do not materially interfere with the present use of the Purchased Assets; (vii) any Encumbrances set forth in any state, local, or municipal franchise or governing ordinance under which any portion of the Business is conducted; (viii) all rights of condemnation, eminent domain, or other similar rights of any Person; and (ix) such other Encumbrances (including requirements for consent or notice in respect of assignment of any rights) which do not materially interfere with Seller’s use of the Purchased Assets for the Business, and do not secure indebtedness or the payment of the deferred purchase price of property (except for Assumed Obligations).

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Entity.

“Preferential Purchase Rights” means rights of any Person (other than rights of condemnation, eminent domain, or other similar rights of any Person) to purchase or acquire any interest in any of the Purchased Assets, including rights that are conditional upon a sale of any Purchased Assets or any other event or condition.

“Prime Rate” means, for any day, the per annum rate of interest quoted as the “Bank Prime Rate” rate for the most recent weekday for which such rate is quoted in the statistical release designated as H.15(519), or any successor publication, published from time to time by the Board of Governors of the Federal Reserve System.

“Regulatory Order” means an Order issued by the KCC or FERC that affects or governs the rates, services, or other utility operations of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the Environment.

“Required Regulatory Approvals” means the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals.

“SEC” means the Securities and Exchange Commission.

“Seller Disclosure Schedule” means, collectively, all Schedules other than Schedule 1.1-C and Schedule 6.3.

“Seller Marks” means the names “Aquila,” “Aquila Networks,” “Energy One,” “Service Guard,” “UtiliCorp,” “WestPlains Energy,” and any derivative of any of the foregoing, and any related, similar, and other trade names, trademarks, service marks, and logos of Seller.

“Seller Pension Plan” means the Aquila, Inc. Retirement Income Plan, as amended from time to time.

“Seller Required Regulatory Approvals” means (i) the filings by Seller and Buyer (or the appropriate ultimate parent entity or entities thereof) required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the approvals set forth on Schedule 1.1-F.

“Seller’s Knowledge,” or words to similar effect, means the actual knowledge of the persons set forth in Schedule 1.1-G.

“Seller’s Representatives” means Seller’s accountants, employees, counsel, environmental consultants, financial advisors, and other representatives.

“Subsidiary,” when used in reference to a Person, means any Person of which outstanding securities or other equity interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such Person are owned directly or indirectly by such first Person.

“Tax” and “Taxes” means all taxes, charges, fees, levies, penalties, or other assessments imposed by any foreign or United States federal, state, or local taxing authority, including income, excise, property, sales, transfer, franchise, license, payroll, withholding, social security, or other taxes (including any escheat or unclaimed property obligations), including any interest, penalties, or additions attributable thereto.

“Tax Affiliate” of a Person means a member of that Person’s Affiliated Group and any other Subsidiary of that Person which is a partnership or is disregarded as an entity separate from that Person for Tax purposes.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

“Territory” means the service territory described in Schedule 1.1-H.

“Transferred Employee Records” means the following records relating to Transferred Employees: (i) skill and development training records and resumes, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration medical reports, (v) active medical restriction forms, and (vi) job performance reviews and applications; provided that such records will not be deemed to include any record which Seller is restricted by Law, Order, or agreement from providing to a Buyer Party.

“Transitional Services Agreement” means the Transitional Services Agreement to be executed and delivered by Seller and Buyer at Closing, in the form of Exhibit 1.1-E.

“Unionized Buyer Party” means a Buyer Party that, at the Effective Time, is subject to a collective bargaining agreement.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

(b)          In addition, each of the following terms has the meaning specified in the Exhibit or Section set forth opposite such term:

Term	Reference
Accounting Principles	Exhibit 3.1
Accounts Payable	Section 2.4(c)
Accrued Liability	Exhibit 7.9(d)(ii)(C)
Acquisition Proposal	Section 7.15
Adjustment Dispute Notice	Section 3.2(c)
Allocated Rights and Obligations	Section 7.4(e)
Applicable Period	Section 7.9(d)(ii)(D)
Assumed Environmental Liabilities	Section 2.3(f)
Assumed Obligations	Section 2.3
Base Price	Section 3.1
Benefit Plan	Section 5.12(a)
Book Value	Exhibit 3.1
Buyer Pension Plan Trust	Exhibit 7.9(d)(ii)(C)
Closing	Section 4.1
Closing Assumed Indebtedness Amount	Exhibit 3.1
Closing Date	Section 4.1
Closing Payment Amount	Section 3.2
Collective Bargaining Agreement	Section 5.11
Confidential Information	Section 7.2(b)
Current Retirees	Section 7.9(d)(ii)(D)
Customer Notification	Section 7.13
Direct Loss	Section 9.3(c)
Division Income Statement Information	Section 5.5(b)
Easements	Section 7.4(b)
Effective Time	Section 4.1
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
FERC Accounting Rules	Exhibit 3.1
FERC Accounts	Exhibit 3.1
Financing Commitment	Section 6.7
Franchises	Section 5.13(b)
GAAP	Exhibit 3.1
Grandfathered Active Employees	Section 7.9(d)(ii)(D)
Grandfathered Individuals	Section 7.9(d)(ii)(D)
Indemnifiable Loss	Section 9.2(a)
Indemnifying Party	Section 9.3(a)
Indemnitee	Section 9.2(c)
Initial Transfer Amount	Exhibit 7.9(d)(ii)(C)
Initial Transfer Date	Exhibit 7.9(d)(ii)(C)
JEC Lease Buy-Out	Section 7.13(a)
Locals	Section 7.9(a)
New CBA	Section 7.9(a)
New Pension Plan	Exhibit 7.9(d)(ii)(C)
New Plan Section 4044 Amount	Exhibit 7.9(d)(ii)(C)
Other Arrangements	Section 7.4(e)

Other Plan Participants	Exhibit 7.9(d)(ii)(C)
Post-Closing Adjustment Statement	Section 3.2(b)
Post-Retirement Welfare Benefits	Section 7.9(d)(ii)(D)
Purchase Price	Section 3.1
Purchased Assets	Section 2.1
Qualifying Offer	Section 7.9(b)
Real Property	Section 2.1(a)
Reduction Amount	Exhibit 7.9(d)(ii)(C)
Required Waiver Rights	Section 7.10(c)
Retained Agreements	Section 2.2(l)
Savings Plan	Section 7.9(d)(ii)(E)
Section 4044 Amount	Exhibit 7.9(d)(ii)(C)
Selected Balance Sheet Information	Section 5.5(a)
Seller Pension Plan Trust	Exhibit 7.9(d)(ii)(C)
SFAS 132 Assumptions	Exhibit 7.9(d)(ii)(C)
Shared Agreements	Section 7.4(e)
Shared Easement Rights	Section 7.4(b)
Shared Easements	Section 7.4(b)
Spin-Off Date	Exhibit 7.9(d)(ii)(C)
Substitute Arrangements	Section 7.4(e)
Termination Date	Section 10.1(b)
Third Party Claim	Section 9.3(a)
Transferable Environmental Permits	Section 2.1(h)
Transferable Permits	Section 2.1(g)
Transferred Employee	Section 7.9(b)
Transition Committee	Section 7.1(b)
True-Up Amount	Exhibit 7.9(d)(ii)(C)
True-Up Date	Exhibit 7.9(d)(ii)(C)
Water Rights	Section 5.8(b)

1.2          Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

(a)          Calculation of Time Period. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(b)          Dollars. Any reference in this Agreement to “dollars” or “$” means U.S. dollars.

(c)          Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or a “Schedule” refers to an Exhibit or Schedule to this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein are defined as set forth in this Agreement.

(d)          Gender and Number. Any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms.

(e)          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)           “Herein”. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Schedules and Exhibits to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)          “Including”. The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)          “To the extent”. The words “to the extent” when used in reference to a liability or other matter, means that the liability or other matter referred to is included in part or excluded in part, with the portion included or excluded determined based on the portion of such liability or other matter exclusively related to the subject. For example, if 40 percent of a liability is attributable to the Business, then a statement that Buyer will assume the liability “to the extent related to the operation of the Business” means that Buyer will assume 40 percent of the liability. As an additional example, if a performance obligation attributable to the Business is by its terms to be performed prior to and following the Effective Time, a statement that Buyer will assume the obligation “to the extent such obligation relates to the period from and after the Effective Time” means that Buyer will assume all liability for the performance from and after the Effective Time, and that Seller would remain liable for any failure to perform such obligations prior to the Effective Time.

(i)           “Principally in the Business”. With reference to assets owned by Seller, and liabilities of Seller, which are used by, in, or for, or relate to, the Business, the phrases “principally in the Business,” “principally for the Business,” and other statements of similar import will be construed to refer to assets or liabilities that are: (A) specifically listed in a Schedule setting forth Purchased Assets or Assumed Obligations; or (B) otherwise are devoted principally to (or in the case of liabilities, are related principally to) the Business other than Excluded Assets and Excluded Liabilities.

1.3          Joint Negotiation and Preparation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties hereto and no presumption or burden of proof favoring or disfavoring any Party will exist or arise by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1          The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer, and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller’s right, title, and interest in, to, and under the real and personal property, tangible or intangible, described below, as the same exists at the Effective Time (and, as applicable and as permitted or contemplated hereby, with such additions and deletions as shall occur from the date hereof through the Effective Time), except to the extent that such assets are Excluded Assets (collectively, the “Purchased Assets”):

(a)          the real property and real property interests described on Schedule 2.1(a), including buildings, structures, other improvements, and fixtures located thereon, the leasehold and subleasehold interests under the leases described on Schedule 5.9 (to the extent such leasehold and subleasehold interests are assignable), and the Easements and Shared Easement Rights to be conveyed at the Closing pursuant to Section 7.4(b) (to the extent such Easements and Shared Easement Rights are assignable) (collectively, the “Real Property”);

(b)          all water rights owned by Seller and used or allocated for use by the Business, including all such rights represented by Order Determining and Establishing Vested Right, DWR file number FO70 (excluding rights previously disposed of as described in DWR file no. FO 070-D1) and Certificates of Appropriation DWR file numbers 885, 4370, 9339, 9378, and 22,863, in each case as supplemented or modified by orders of the Chief Engineer of the DWR;

(c)          the JEC Transferred Interest and all rights and obligations of Seller related thereto;

(d)          the accounts receivable and inventories owned by Seller and principally related to the Business, and other similar or related items principally related to the Business, all as reflected in the applicable FERC Accounts set forth on Exhibit 3.1;

(e)	the Documents;

(f)           the machinery, equipment, vehicles, furniture, electrical distribution assets, and other tangible personal property owned by Seller and used principally in the Business, including the vehicles and equipment listed on Schedule 2.1(f), and all warranties against and service agreements of manufacturers or vendors relating thereto, to the extent that such warranties and service agreements are freely transferable;

(g)          the Business Agreements and the Franchises, in each case, to the extent the same are assignable;

(h)          the Allocated Rights and Obligations to the extent transferred to Buyer pursuant to Section 7.4(e);

(i)           the Permits listed on Schedule 5.15, in each case to the extent the same are assignable (the “Transferable Permits”);

(j)           the Environmental Permits listed on Schedule 5.10(a)-2, in each case to the extent the same are assignable (the “Transferable Environmental Permits”);

(k)          Claims and defenses of Seller to the extent such Claims or defenses relate to the Assumed Obligations or Purchased Assets, provided that any such Claims and defenses will be assigned to Buyer without warranty or recourse;

(l)           any assets acquired by Seller pursuant to Section 7.4(d) for inclusion in the Purchased Assets;

(m)	assets transferred pursuant to Section 7.9;
(n)	any other assets owned by Seller and set forth on Schedule 2.1(n);

(o)          proceeds of insurance policies of Sellers to the extent provided in Section 7.10(b);

(p)	any other assets owned by Seller and used principally in the Business.

2.2          Excluded Assets. The Purchased Assets do not include any property or assets of Seller not described in Section 2.1 and, notwithstanding any provision to the contrary in Section 2.1 or elsewhere in this Agreement, the Purchased Assets do not include the following property or assets of Seller (all assets excluded pursuant to this Section 2.2, the “Excluded Assets”):

(a)	cash, cash equivalents, and bank deposits;

(b)          certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and any other debt or equity interest in any Person;

(c)	the Seller Marks;

(d)          properties and assets principally used in or for the conduct of the Natural Gas Distribution Business;

(e)          subject to Section 3.4 hereof, any refund or credit (i) related to Taxes paid by or on behalf of Seller, whether such refund is received as a payment or as a credit against future Taxes payable, or (ii) relating to a period before the Closing Date;

(f)	all books, records, or the like other than the Documents;

(g)          any assets that have been disposed of in the ordinary course of business or otherwise in compliance with this Agreement prior to Closing;

(h)          except as expressly provided in Section 2.1(f) and Section 2.1(k), all of the Claims or causes of action of Seller against any Person;

(i)	assets used for performance of the Central or Shared Functions;

(j)           all insurance policies, and rights thereunder, including any such policies and rights in respect of the Purchased Assets or the Business;

(k)          the rights of Seller arising under or in connection with this Agreement, any certificate or other document delivered in connection herewith, and any of the transactions contemplated hereby and thereby;

(l)           all (i) agreements and contracts set forth on Schedule 2.2(l) (the “Retained Agreements”), (ii) Shared Agreements (except to the extent provided by Section 7.4(e)), and (iii) other agreements and contracts not specifically included in the Business Agreements and Franchises;

(m)         all software, software licenses, information systems, management systems, and any items set forth in or generally described in subparts (i) through (vi) of the definition of “Documents” in Section 1.1(a) other than the software and related assets set forth on Schedule 2.1(n);

(n)	the JEC Retained Interest; and
(o)	the assets and other rights set forth on Schedule 2.2(o).

2.3          Assumed Obligations. On the Closing Date, Buyer will deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer will assume and agree to discharge all of the debts, liabilities, obligations, duties, and responsibilities of Seller of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, or matured or unmatured, or of any other nature, to the extent related to the Purchased Assets or the Business, other than Excluded Liabilities (the “Assumed Obligations”), in accordance with the respective terms and subject to the respective conditions thereof, including the following liabilities and obligations:

(a)          all liabilities and obligations of Seller under the Business Agreements, the Franchises, the Transferable Permits, the Transferable Environmental Permits, Preferential Purchase Rights assigned to Buyer pursuant to Section 7.10(c), the Allocated Rights and Obligations transferred to Buyer pursuant to Section 7.4(e), and any other agreements or contractual rights assigned to Buyer pursuant to the terms of this Agreement, except as provided in Section 2.4(b);

(b)          all liabilities and obligations of Seller with respect to customer deposits, customer advances for construction and other similar items reflected in the applicable FERC Accounts set forth on Exhibit 3.1;

(c)          all liabilities and obligations relating to unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, in each case related principally to the Business and outstanding on or arising after the Effective Time;

(d)          all liabilities and obligations associated with the Purchased Assets or the Business in respect of Taxes for which Buyer is liable pursuant to Section 3.4 or Section 7.7;

(e)          all liabilities and obligations for which Buyer is responsible pursuant to Section 7.9;

(f)            all liabilities, obligations, Environmental Claims, and demands arising under, in respect of, or relating to compliance or non-compliance by Seller with past, present, and future Environmental Laws, existing, arising, or asserted with respect to the Business or the Purchased Assets, whether before, on, or after the Closing Date (the “Assumed Environmental Liabilities”). For avoidance of doubt, the Assumed Environmental Liabilities include all liabilities and obligations (including liabilities and obligations based upon the presence, Release, or threatened Release of Hazardous Materials at any location whatsoever) of Seller directly or indirectly relating to, caused by, or arising in connection with the operation, ownership, use, or other control of or activity at or relating to any installation, facility, plant, or site that at the Closing is, or at any time prior to the Closing was, (i) operated, owned, leased, or otherwise under the control of or attributed to Seller with respect to the Business or any predecessor in interest of Seller with respect to the Business, and (ii) located in the Territory or any areas previously served by the Business or any predecessor of the Business;

(g)	the JEC Lease Obligations and any Assumed Indebtedness; and

(h)          all liabilities and obligations of Seller or Buyer related to the Purchased Assets or the Business arising on or after the Effective Time under (i) any Regulatory Orders applicable to the Business or the Purchased Assets, or (ii) imposed on Buyer or the Purchased Assets or Business in connection with any Required Regulatory Approval.

2.4          Excluded Liabilities. Buyer does not assume and will not be obligated to pay, perform, or otherwise discharge any of the following liabilities or obligations (collectively, the “Excluded Liabilities”):

(a)          any liabilities or obligations of Seller to the extent related to any Excluded Assets;

(b)          any liabilities or obligations of Seller for any breach or default by Seller prior to the Effective Time, or any event prior to the Effective Time, which after the giving of notice or passage of time or both would constitute a default or breach by Seller, of or under the Business Agreements, the Franchises, the Permits, or the Environmental Permits, except to the extent that such liability or obligation is taken into account in determining the Adjustment Amount;

(c)          all trade accounts payable and other accrued and unpaid current expenses in respect of goods and services incurred by or for the Business in the ordinary course of business to the extent attributable to the period prior to the Effective Time (the “Accounts Payable”);

(d)          any liabilities or obligations of Seller in respect of indebtedness for borrowed money except for the Assumed Indebtedness;

(e)          any liabilities or obligations in respect of Taxes of Seller or any Tax Affiliate of Seller, or any liability of Seller for unpaid Taxes of any Person under Treasury Regulation section 1.1502-6 (or similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise, except for Taxes for which Buyer is liable pursuant to Section 3.4 or Section 7.7;

(f)           any obligations of Seller for wages, employment Taxes, or severance pay to the extent attributable to the period prior to the Effective Time (except, with respect to vacation days and severance pay, as otherwise provided in Section 7.9);

(g)          except for the Assumed Environmental Liabilities, liabilities, or obligations arising from: (i) any lawsuit (including any workers compensation claim) against Seller involving the Business filed prior to the Effective Time, or (ii) any lawsuit (including any workers compensation claim) arising from an Actionable Incident related to the Purchased Assets or Business which occurred prior to the Effective Time;

(h)          except as otherwise provided in Section 7.9, any liability or obligation of Seller under any deferred compensation arrangement or severance policy or any obligation to make any parachute or retention payment; and

(i)           any liabilities or obligations of Seller arising under or in connection with this Agreement, any certificate or other document delivered in connection in herewith, and any of the transactions contemplated hereby and thereby.

ARTICLE III

PURCHASE PRICE

3.1          Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) will be an amount equal to $255,200,000.00 (the “Base Price”), adjusted as follows: (i) the Base Price will be increased by the Adjustment Amount if the Adjustment Amount is a positive number; and (ii) the Base Price will be reduced by the Adjustment Amount if the Adjustment Amount is a negative number. The Adjustment Amount will be determined in accordance with the requirements set forth on Exhibit 3.1. In addition, to the extent not reflected in the Adjustment Amount, the Base Price (a) will be increased by (i) the JEC Lease Buy-Out Price, (ii) any fees and expenses of any party to the JEC Lease Documents (other than Seller) required to be paid by Seller pursuant thereto in connection with the JEC Lease Buy-Out or the assumption of any JEC Lease Indebtedness, and (iii) any transfer, documentary, stamp, registration, sales, or use Taxes or other similar Taxes required to be paid by Seller in connection with the JEC Lease Buy-Out or the assumption of any JEC Lease Indebtedness, and (b) will be decreased by the principal amount of, and all accrued but unpaid interest on, the Assumed Indebtedness determined as of the Effective Time.

3.2	Determination of Purchase Price.

(a)          No later than 15 days prior to the Closing Date, Seller will prepare and deliver to Buyer a good faith estimate of the Purchase Price, based on Seller’s good faith estimates of the Adjustment Amount and the Closing Assumed Indebtedness Amount (such estimated Purchase Price being referred to herein as the “Closing Payment Amount”).

(b)          Within 90 days after the Closing Date, Seller will prepare and deliver to Buyer a statement (the “Post-Closing Adjustment Statement”) that reflects Seller’s determination of (i) the Adjustment Amount, (ii) the Closing Assumed Indebtedness Amount, and (iii) the Purchase Price based on the Adjustment Amount and the Closing Assumed Indebtedness Amount. In addition, Seller will provide Buyer with supporting calculations, in reasonable detail, for such determinations at the time it delivers the Post-Closing Adjustment Statement. Buyer agrees to cooperate with Seller in connection with Seller’s preparation of the Post-Closing Adjustment Statement and related information, and will provide Seller with access to its books, records, information, and employees as Seller may reasonably request.

(c)          The amounts determined by Seller as set forth in the Post-Closing Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within 30 days after Seller has delivered the Post-Closing Adjustment Statement Buyer notifies Seller of any dispute with matters set forth in the Post-Closing Adjustment Statement. Any such notice of dispute delivered by Buyer (an “Adjustment Dispute Notice”) will identify with specificity each item in the Post-Closing Adjustment Statement with respect to which Buyer disagrees, the basis of such disagreement, and Buyer’s position with respect to such disputed item.

(d)          If Buyer delivers an Adjustment Dispute Notice in compliance with Section 3.2(c), then (i) the undisputed portion of the total proposed Adjustment Amount set forth in the Post-Closing Adjustment Statement (together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in effect on the Closing Date) will be paid by Seller or Buyer, as appropriate, in accordance with the payment procedures set forth in Section 3.2(e); and (ii) Buyer and Seller will attempt to reconcile their differences and any resolution by them as to any disputed amounts will be final, binding, and conclusive for all purposes on the Parties. If Buyer and Seller are unable to reach a resolution with respect to all disputed items within 45 days of delivery of the Adjustment Dispute Notice, Buyer and Seller will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm, which will be instructed to determine and report to Buyer and Seller, within 30 days after such submission, upon such remaining disputed items. The report of the Independent Accounting Firm will be final, binding, and conclusive on the Parties for all purposes. The fees and disbursements of the Independent Accounting Firm will be allocated between Buyer and Seller so that Buyer’s share of such fees and disbursements will be in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted to the Independent Accounting Firm.

(e)          Within five days following the final determination of the Purchase Price pursuant to Sections 3.2(c) and 3.2(d), (i) if the Purchase Price is greater than the Closing Payment Amount, Buyer will pay the difference (adjusted to reflect any payment pursuant to Section 3.2(d)(i)) to Seller; or (ii) if the Purchase Price is less than the Closing Payment Amount, Seller will pay the difference (adjusted to reflect any payment pursuant to Section 3.2(d)(i)) to Buyer. Any amount paid under this Section 3.2(e) will be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the Prime Rate in effect on the Closing Date, in cash by wire transfer of immediately available funds to the account specified by the Party receiving payment.

3.3          Allocation of Purchase Price. The sum of the Purchase Price and the Assumed Obligations will be allocated among the Purchased Assets on a basis consistent with section 1060 of the Code and the Treasury Regulations thereunder. Within 60 days following the final determination of the Purchase Price, Buyer and Seller will work together in good faith to agree upon such allocation; provided that in the event that such agreement has not have been reached within such 60-day period, the allocation will be determined by the Independent Accounting Firm, and such determination will be binding on the Parties. Each of Buyer and Seller will pay one-half of the fees and expenses of the Independent Accounting Firm in connection with such determination. Each Party will report the transactions contemplated by the Agreement for federal Income Tax and all other Tax purposes in a manner consistent with such allocation. Buyer and Seller will provide the other promptly with any other information required to complete Form 8594 under the Code. Each Party will notify the other Parties, and will provide the other with reasonably requested cooperation, in the event of an examination, audit, or other proceeding regarding the allocations provided for in this Section 3.3.

3.4	Proration.

(a)          All Taxes, utility charges, and similar items customarily prorated, including those listed below, to the extent relating to the Business or the Purchased Assets will be prorated as of the Effective Time, with Seller liable to the extent such items relate to any period prior to the Effective Time, and Buyer liable to the extent such items relate to any period from and after the Effective Time. To the extent that Seller determines in good faith that amounts to be prorated under this Section 3.4 can be reasonably estimated at Closing, Seller shall provide Buyer with such estimate and the Buyer and Seller shall adjust the amounts paid at Closing to reflect such prorations. Such items to be prorated will include:

(i)           personal property and real property Taxes, assessments, franchise Taxes, and other similar charges, including charges for water, telephone, electricity, and other utilities;

(ii)          any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permits and Transferable Environmental Permits; and

(iii)        rents under any leases of real or personal property (including all payments under the JEC Lease).

(b)          In connection with any real property Tax prorations, including installments of special assessments, Buyer will be credited with an amount equal to the amount of the current real property Tax or installment of special assessments, as the case may be, multiplied by a fraction, (i) the numerator of which is the number of days from the date of the immediately preceding installment to the day before the Closing Date, and (ii) the denominator of which is the total number of days in the assessment period in which the Closing Date occurs. In connection with any other prorations, in the event that actual amounts are not available at the Closing Date, the proration will be based upon the Taxes, assessments, charges, fees, or rents for the most recent period completed prior to the Closing Date for which actual Taxes, assessments, charges, fees, or rents are available. All prorations will be based upon the most recent available Tax rates, assessments, and valuations. Any prorations shall be made so as to avoid duplication of any items, and will not include items which are otherwise taken into account in determining the Purchase Price, including the Adjustment Amount.

(c)          The proration of all items under this Section 3.4 will be recalculated by Buyer within 60 days following the date upon which the actual amounts become available to Buyer. Buyer will notify Seller promptly of such recalculated amounts, and will provide Seller with all documentation relating to such recalculations, including tax statements and other notices from third parties. Seller and Buyer will make such payments to each other as are necessary to reconcile any estimated amounts prorated as of the Effective Time with the final amounts to be prorated. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4.

ARTICLE IV

THE CLOSING

4.1          Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Obligations (the “Closing”) will take place at the offices of Blackwell Sanders Peper Martin LLP in Kansas City, Missouri, beginning at 10:00 A.M. (Kansas City, Missouri time) on the first Business Day of the calendar month following the calendar month during which the conditions set forth in Article VIII (other than conditions to be satisfied by deliveries at the Closing) have been satisfied or waived, or at such other place or time as the Parties may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” The purchase and sale of the Purchased Assets and assumption of the Assumed Obligations will be effective as of 12:01 A.M., Great Bend, Kansas time on the Closing Date (the “Effective Time”).

4.2          Payment of Closing Payment Amount. At the Closing, Buyer will pay or cause to be paid to Seller the Closing Payment Amount, by wire transfer of immediately available funds or by such other means as may be agreed upon by Seller and Buyer.

4.3          Deliveries by Seller. At or prior to the Closing, Seller will deliver the following to Buyer:

(a)	the Bill of Sale, duly executed by Seller;
(b)	the Assignment and Assumption Agreement, duly executed by Seller;
(c)	the Transitional Services Agreement, duly executed by Seller;

(d)          all consents, waivers or approvals obtained by Seller from third parties in connection with this Agreement;

(e)	the certificate contemplated by Section 8.2(d);

(f)           one or more deeds of conveyance of the parcels of Real Property with respect to which Seller holds fee interests, substantially in the form of the General Warranty Deed, duly executed and acknowledged by Seller and in recordable form;

(g)          one or more instruments of assignment or conveyance, substantially in the form of the Assignment of Easements, as are necessary to transfer the Easements and the Shared Easement Rights pursuant to Section 7.4(b);

(h)          all such other instruments of assignment or conveyance as are reasonably requested by Buyer in connection with the transfer of the Purchased Assets (including the Transferable Environmental Permits) to Buyer in accordance with this Agreement;

(i)           certificates of title for certificated motor vehicles or other titled Purchased Assets, duly executed by Seller as may be required for transfer of such titles to Buyer pursuant to this Agreement;

(j)           terminations or releases of Encumbrances on the Purchased Assets other than the Permitted Encumbrances; and

(k)          such other agreements, documents, instruments, and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

4.4          Deliveries by Buyer. At or prior to the Closing, Buyer will deliver the following to Seller:

(a)	the Assignment and Assumption Agreement, duly executed by Buyer;
(b)	the Transitional Services Agreement, duly executed by Buyer;
(c)	the certificate contemplated by Section 8.3(c);

(d)          all consents, waivers, or approvals obtained by Buyer from third parties in connection with this Agreement;

(e)          all such other documents, instruments, and undertakings as are reasonably requested by Seller in connection with the assumption by Buyer of the Assumed Obligations in accordance with this Agreement; and

(f)           such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Schedule (as the same may be supplemented or amended pursuant to Section 7.8), Seller represents and warrants to Buyer as set forth in this Article V. For convenience of reference, selected Sections of Article V refer to specific, numbered Schedules, but such references do not limit the general applicability of the exceptions, qualifications, and other matters set forth in the Seller Disclosure Schedule (as the same may be supplemented or amended pursuant to Section 7.8) to all of the representations and warranties set forth in this Article V, to the extent that it is reasonably apparent that such exceptions, qualifications, or other matters relate to, or are applicable to, any of such representations or warranties.

5.1          Organization; Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as presently conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any Purchased Assets, by Seller makes such qualification necessary.

5.2          Authority Relative to this Agreement. Seller has all corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

5.3          Consents and Approvals; No Violation. Except as set forth in Schedule 5.3, the execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, do not:

(a)	conflict with or result in any breach of Seller’s Governing Documents;

(b)          result in a material default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained or which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(c)          violate any Law or Order applicable to Seller, any of its Affiliates, or any of the Purchased Assets;

(d)          require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Seller Required Regulatory Approvals, (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement, or (iii) any requirements which become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to any business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

5.4          Governmental Filings. Since June 30, 2005, Seller has filed or caused to be filed with the KCC and FERC all material forms, statements, reports, and documents (including all exhibits, amendments, and supplements thereto) required by Law or Order to be filed by Seller with the KCC or FERC with respect to the Business and the Purchased Assets. As of the respective dates on which such forms, statements, reports, and documents were filed, each (to the extent prepared by Seller and excluding information prepared or provided by third parties) complied in all material respects with all requirements of any Law or Order applicable to such form, statement, report, or document in effect on such date.

5.5	Financial Information.

(a)          Schedule 5.5(a) sets forth the Book Values, as of December 31, 2004, and June 30, 2005, respectively, of selected balance sheet information with respect to the Purchased Assets and the Business. The information set forth in Schedule 5.5(a) is referred to herein as the “Selected Balance Sheet Information.”

(b)          Schedule 5.5(b) sets forth the division income statements for the Business for the 12-month period ended December 31, 2004, and the six-month period ended June 30, 2005. The information set forth in Schedule 5.5(b) is referred to herein as the “Division Income Statement Information.”

(c)          The Selected Balance Sheet Information and the Division Income Statement Information fairly present as of the dates thereof or for the periods covered thereby, in all material respects, the items reflected therein, all in accordance with FERC

Accounting Rules applied on a consistent basis in accordance with the Seller’s normal accounting practices.

5.6          No Material Adverse Effect. Except as set forth in Schedule 5.6, or as otherwise contemplated by this Agreement, since June 30, 2005, and until the date hereof, no change or event has occurred which, either individually or in the aggregate, has resulted in a Material Adverse Effect.

5.7          Operation in the Ordinary Course. Except as otherwise disclosed herein or set forth in Schedule 5.7, or otherwise contemplated or permitted pursuant to the terms hereof, since June 30, 2005, and until the date hereof, the Business has been operated in the ordinary course of business consistent with past practice.

5.8	Title. Except as set forth on Schedule 5.8:

(a)          (i) Seller owns, and has good title to, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances; and (ii) the Purchased Assets are not subject to Preferential Purchase Rights; and

(b)          The DWR has issued an Order Determining and Establishing Vested Right, file no. FO70 (excluding rights previously disposed of as described in DWR file no. FO 070-D1), and has issued Certificates of Appropriation for DWR file nos. 885, 4370, 9339, 9378, and 22,863. The water rights represented by the foregoing, as modified or supplemented by orders of the Chief Engineer of the DWR (the “Water Rights”), have been properly established or perfected and the Purchased Assets include all or substantially all of the places of use for each of such Water Rights. Seller and its predecessors have filed Water Use Reports in respect of such Water Rights since 1990 to and including 2004.

5.9          Leases. Schedule 5.9 lists all real property leases under which Seller is a lessee or lessor that (a) relate principally to the Business or the Purchased Assets, and (b) either (i) provide for annual payments of more than $100,000 or (ii) to Seller’s Knowledge exist and provide for annual payments of more than $25,000.

5.10       Environmental. The only representations and warranties given in respect to Environmental Laws, Environmental Permits, Environmental Claims, or other environmental matters are those contained in this Section 5.10, and none of the other representations and warranties contained in this Agreement will be deemed to constitute, directly or indirectly, a representation and warranty with respect to Environmental Laws, Environmental Permits, Environmental Claims, other environmental matters, or matters incident to or arising out of or in connection with any of the foregoing. All such matters are governed exclusively by this Section 5.10 and by Article IX, which are intended to cover all of the Purchased Assets and the Business, including the JEC Transferred Interest.

(a)          Except as set forth on Schedule 5.10(a)-1, to Seller’s Knowledge, (i) Seller presently possesses all Environmental Permits necessary to operate the Business as it is currently being operated, and (ii) except as set forth or alleged in any matter set forth on Schedule 5.10(b), the Purchased Assets and the Business are in compliance, in all material respects, with the requirements of such Environmental Permits and Environmental Laws. Schedule 5.10(a)-2 sets forth a list of all material Environmental Permits held by Seller for the operation of the Business.

(b)          Except as set forth on Schedule 5.10(b), neither Seller nor any Affiliate of Seller has received within the last three years any written notice from any Governmental Entity alleging a violation of Environmental Laws or, to Seller’s Knowledge, any other written notice, report, or other information regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, in any case relating to the operation of the Business or the Purchased Assets arising under Environmental Laws.

(c)          Except as set forth on Schedule 5.10(c), (i) to Seller’s Knowledge, there is and has been no Release from, in, on, or beneath the Real Property that could form a basis for an Environmental Claim, and (ii) there are no Environmental Claims related to the Purchased Assets or the Business, which are pending or, to Seller’s Knowledge, threatened against Seller.

(d)          Seller has advised Buyer of the existence of, or made available to Buyer, all material correspondence, studies, audits, reviews, investigations, analyses, and reports on material environmental matters relating to the Purchased Assets or the Business that are in the possession or reasonable control of Seller.

(e)          Schedule 5.10(e) sets forth all capital expenditures exceeding $100,000 per project that are currently budgeted by Seller for the three-year period commencing January 1, 2005 for matters identified by Seller as likely to be necessary for the Business or the Purchased Assets to achieve or maintain compliance with Environmental Laws as such Environmental laws exist on the date hereof.

5.11       Labor Matters. Schedule 5.11 lists each collective bargaining agreement covering any of the Business Employees to which Seller is a party or is subject (each, a “Collective Bargaining Agreement”). Except to the extent set forth in Schedule 5.11, (i) Seller is in compliance with all Laws applicable to the Business Employees respecting employment and employment practices, terms and conditions of employment, and wages and hours; (ii) Seller has not received written notice of any unfair labor practice complaint against Seller pending before the National Labor Relations Board with respect to any of the Business Employees; (iii) Seller has not received notice that any representation petition respecting the Business Employees has been filed with the National Labor Relations Board; (iv) Seller is in compliance with its obligations under the Collective Bargaining Agreements; (v) no arbitration proceeding arising out of or under the Collective Bargaining Agreements is pending against Seller; and (vi) there is no labor strike, slowdown, work stoppage, or lockout actually pending or, to Seller’s Knowledge, threatened against Seller in respect of the Purchased Assets or the Business. Except for obligations to be assumed or undertaken by Buyer pursuant to Section 7.9, there are no employment, severance, or change in control agreements or contracts between Seller and any Business Employee under which Buyer would have any liability.

5.12	ERISA; Benefit Plans.

(a)          Schedule 5.12(a) lists each employee benefit plan (as such term is defined in section 3(3) of ERISA) and each other health, accident, life insurance, disability, equity compensation, bonus, deferred or incentive compensation, retention, change in control, severance or separation, pension, profit sharing, retirement, welfare or other benefit plan, program, or arrangement providing benefits to employees that is maintained by, contributed to, or required to be contributed to by Seller or any ERISA Affiliate as of the date hereof on account of current Business Employees or persons who have retired or may retire from, or terminated employment with, the Business (each, a “Benefit Plan”). Copies of such plans and all amendments thereto, together with the most recent annual report and actuarial report with respect thereto, if any, have been made available to Buyer.

(b)          Each Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified, and each trust that is intended to be exempt under section 501(a) of the Code has received a determination letter that such trust is so exempt. Nothing has occurred since the date of such determination that would materially adversely affect the qualified or exempt status of such Benefit Plan or trust, nor will the consummation of the transactions provided for by this Agreement have any such effect. Seller has made available to Buyer a copy of the most recent determination letter of the IRS with respect to each such Benefit Plan or trust.

(c)          Each Benefit Plan has been maintained, funded, and administered in material compliance with its terms, the terms of any applicable Collective Bargaining Agreements, and all applicable Laws, including ERISA and the Code. There is no “accumulated funding deficiency” within the meaning of section 412 of the Code with respect to any Benefit Plan which is an “employee pension benefit plan” as defined in section 3(2) of ERISA and no such Benefit Plan has applied for or received a waiver of an accumulated funding or an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304. No reportable event (within the meaning of section 4043 of ERISA) and no event described in section 4041, 4042, 4062, 4063, 4064 or 4069 of ERISA has occurred in connection with any Benefit Plan other than events which would not, individually or in the aggregate, have an adverse effect on the Purchased Assets or Business. Neither Seller nor any ERISA Affiliate has been required to provide information to the Pension Benefit Guaranty Corporation under Section 4010 of ERISA with respect to any Benefit Plan for the last three plan years. No proceeding has been initiated to terminate the Seller Pension Plan or any other Benefit Plan that is subject to Title IV of ERISA. Neither Seller nor any ERISA Affiliate has any obligation to contribute to or any other liability under or with respect to any multiemployer plan (as such term is defined in section 3(37) of ERISA). No liability under Title IV or section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation. No Person has provided or is required to provide security to the Seller Pension Plan under section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability.

(d)          Except as set forth on Schedule 5.12(d), the administrator and the fiduciaries of each Benefit Plan have in all material respects complied with the applicable requirements of ERISA, the Code, and any other requirements of applicable Laws, including the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA. Except as set forth on Schedule 5.12(d), there have been no non-exempt “prohibited transactions” as described in section 4975 of the Code or Title I, Part 4 of ERISA involving any Benefit Plan, and to Seller’s Knowledge there are no facts or circumstances which could give rise to any tax imposed by section 4975 of the Code with respect to any Benefit Plan.

(e)          All contributions (including all employer matching and other contributions and all employee salary reduction contributions) for all periods ending prior to the Effective Time (including periods from the first day of the current plan year to the Effective Time) have been paid to the Benefit Plans within the time required by Law or will be paid to the Benefit Plans prior to or as of the Closing, notwithstanding any provision of any Benefit Plan to the contrary. All returns, reports, and disclosure statements required to be made under ERISA and the Code with respect to the Benefit Plans have been timely filed or delivered.

(f)           Each Benefit Plan that is a group health plan (within the meaning of Code section 5000(b)(1)) in all material respects complies with and has been maintained and operated in material compliance with each of the health care continuation requirements of section 4980B of the Code and Part 6 of Title I, Subtitle B of ERISA and the requirements of the Health Insurance Portability and Accountability Act of 1996.

(g)          Except as set forth on Schedule 5.12(g), Seller does not provide, and is not obligated to provide medical or life insurance benefits currently provided by Seller to any currently retired or former employees of the Business other than pursuant to Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code, or similar provisions of state law.

(h)          Except as provided in Section 7.9, no provision of any Benefit Plan would require the payment by Buyer of any money or other property, or the provision by Buyer of any other rights or benefits, to any employee or former employee of Seller as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of section 280G of the Code.

(i)           Except as set forth on Schedule 5.12(d) or Schedule 5.12(i), there are no actions, suits or claims pending, or, to Seller’s Knowledge, threatened (other than routine claims for benefits) with respect to any Benefit Plan.

(j)           Except as set forth on Schedule 5.12(j), to Seller’s Knowledge there are no audits, inquiries, or proceedings pending or threatened by any Governmental Entity with respect to any Benefit Plan.

(k)          Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of section 409A of the Code) has been administered in good faith compliance with the requirements of section 409A and the Treasury guidance promulgated thereunder.

(l)           Each Benefit Plan that provides prescription drug coverage to Medicare-eligible retirees (or their Medicare-eligible dependents) is expected to be a “qualified retiree prescription drug plan” (within the meaning of 42 CFR Section 423.882) and Seller will timely apply for the Medicare Part D retiree drug subsidy with respect to each such Benefit Plan in accordance with the requirements of 42 CFR Part 423, Subpart R.  Seller has provided or will make available to Buyer copies of the subsidy application as completed as of the date hereof and all communications related to Medicare Part D that it has furnished to employees and retirees of the Business.

5.13	Certain Contracts and Arrangements.

(a)          Except for contracts, agreements, leases, commitments, understandings, or instruments which (i) are listed on Schedule 5.9, Schedule 5.11, or Schedule 5.13(a), or (ii) have been entered into in the ordinary course of business and do not individually involve annual payment obligations in excess of $100,000, or (iii) to Seller’s Knowledge have been entered into in the ordinary course of business and do not individually involve annual payments of more than $25,000, Seller is not a party to any contract, agreement, lease, commitment, understanding, or instrument which is principally related to the Business or the Purchased Assets other than the Retained Agreements, the Shared Agreements, and any other contracts, agreements, personal property leases, commitments, understandings, or instruments which are Excluded Assets. Except as disclosed in Schedule 5.13(a), each material Business Agreement constitutes a valid and binding obligation of Seller and, to Seller’s Knowledge, constitutes a valid and binding obligation of the other parties thereto and is in full force and effect. Seller is not in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under, and has not received written notice that it is in breach or default under, any material Business Agreement, except for such breaches or defaults as to which requisite waivers or consents have been obtained. Except as set forth in Schedule 5.13(a), to Seller’s Knowledge, no other party to any material Business Agreement is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any material Business Agreement.

(b)          Schedule 5.13(b) sets forth a list of each municipal or county franchise agreement relating to the Business to which Seller is a party (the “Franchises”). Except as disclosed in Schedule 5.13(b), Seller is not in default under such agreements and, to Seller’s Knowledge, each such agreement is in full force and effect.

5.14       Legal Proceedings and Orders. Except as set forth in Schedule 5.14, there are no material Claims relating to the Purchased Assets or the Business, which are pending or, to Seller’s Knowledge, threatened against Seller. Except for any Regulatory Orders, or as set forth in Schedule 5.14, Seller is not subject to any outstanding Orders that would reasonably be expected to apply to the Purchased Assets or the Business following Closing.

5.15       Permits. Seller has all Permits required by Law for the operation of the Business as presently conducted. Schedule 5.15 sets forth a list of all material Permits held by Seller and required for the operation of the Business as presently conducted.

5.16       Compliance with Laws. Seller is in material compliance with all Laws and Orders applicable to the Purchased Assets or the Business.

5.17       Insurance. Except as set forth on Schedule 5.17, since June 30, 2005, the Purchased Assets have been continuously insured with financially sound insurers in such amounts and against such risks and losses as are customary in the electric utility industry, and Seller has not received any written notice of cancellation or termination with respect to any material insurance policy of Seller providing coverage in respect of the Purchased Assets. All insurance policies of Seller covering the Purchased Assets are in full force and effect; however, coverage of the Purchased Assets under Seller’s insurance policies will terminate as of the Effective Time.

5.18	Taxes.

(a)          All Tax Returns relating to the Business or the Purchased Assets required to be filed by or on behalf of Seller have been filed in a timely manner, and all Taxes required to be shown on such Tax Returns have been paid in full, except to the extent being contested in good faith by appropriate proceedings. None of the Purchased Assets is (i) an asset or property that is or will be required to be treated as described in section 168(f)(8) of the Internal Revenue Code of 1954 as in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of section 168(h)(1) of the Code.

(b)          Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor of the Business, and all forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)          None of the Assumed Obligations is an obligation to make a payment that is not or will not be deductible under Code section 280G. Seller is not a party to any Tax allocation or sharing agreement relating to the Business or the Purchased Assets.

(d)          On or before Closing, Seller will have paid all Taxes, deferred or otherwise, for which Seller has received prior to Closing pass through cost adjustments from the KCC.

5.19       Regulation as a Utility. Neither Seller nor any of its Affiliates is a “Holding Company,” a “Subsidiary Company,” or an “Affiliate” of a “Holding Company” within the meaning of the Holding Company Act. The Business is regulated as a public utility only by the KCC and FERC.

5.20       Fees and Commissions. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which any Buyer Party could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

As an inducement to Seller to enter this Agreement and to consummate the transactions contemplated hereby, Buyer as to itself and each other Buyer Party, each Member as to itself and Buyer, and Sunflower as to itself represents and warrants to Seller as follows:

6.1          Organization. Such Buyer Party is a limited liability company (in the case of Buyer) or corporation duly organized, validly existing, and in good standing under the laws of the State of Kansas, and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.

6.2          Authority Relative to this Agreement. Such Buyer Party has all power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the governing body of such Buyer Party and no other proceedings on the part of such Buyer Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Buyer Party, and constitutes a valid and binding agreement of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

6.3          Consents and Approvals; No Violation. Except as set forth in Schedule 6.3, the execution and delivery of this Agreement by such Buyer Party, and the consummation of the transactions and performance of the obligations contemplated hereby by such Buyer Party, do not:

(a)          conflict with or result in any breach of the Governing Documents of such Buyer Party;

(b)          result in a material default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which such Buyer Party or any of its Affiliates is a party or by which such Buyer Party or any of its Affiliates or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained or which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(c)          violate any Law or Order applicable to such Buyer Party, any of its Affiliates, or any of their respective assets;

(d)          require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Buyer Required Regulatory Approvals, or (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

6.4          Regulation as a Utility. Neither Buyer nor any of its Affiliates is a “Holding Company,” a “Subsidiary Company,” or an “Affiliate” of a “Holding Company” within the meaning of the Holding Company Act.

6.5          Buyer’s Knowledge. Such Buyer Party is a sophisticated party, and has conducted (or has had conducted on its behalf) a due diligence investigation of the Business, the Purchased Assets, and the Assumed Obligations to the fullest extent permitted by Seller. Such Buyer Party understands and agrees that any financial forecasts or projections relating to the Business prepared by or on behalf of Seller have been provided to such Buyer Party with the understanding and agreement that Seller is making no representation or warranty with respect to such forecasts or projections and that actual future results will vary from those forecast or projected based upon numerous factors. Such Buyer Party does not have knowledge of any inaccuracy or breach of or in any of Seller’s factual representations, warranties, or other statements set forth in this Agreement or any of the Exhibits or Schedules hereto.

6.6          Fees and Commissions. Seller acknowledges that UBS Securities, LLC has been retained by one or more of the Buyer Parties as an advisor in connection with the transactions contemplated hereby. Notwithstanding the foregoing, no broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Seller could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by such Buyer Party.

6.7          Financial Capability. Buyer (i) has received a written commitment from National Cooperative Services Corporation to fund the transactions contemplated hereby and the costs of such transactions (a true and complete copy of which has been provided to Seller) (the “Financing Commitment”), and such Financing Commitment is in full force and effect, (ii) at the Closing will have proceeds from such financing available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (iii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iv) has not incurred any obligation, commitment, restriction, or liability of any kind, which would impair or adversely affect such resources and capabilities. National Cooperative Services Corporation has reviewed this Agreement and has confirmed in writing to Buyer that this Agreement is acceptable to National Cooperative Services Corporation in form and substance and that the condition set forth in the Financing Commitment to the effect of the foregoing has been satisfied.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1	Conduct of Business.

(a)          Except as contemplated in this Agreement, required by any Business Agreement, Law, or Order, or otherwise described in Schedule 7.1, during the period from the date of this Agreement to the Closing Date, Seller will operate the Purchased Assets and the Business in the ordinary course consistent with Good Utility Practice and will use commercially reasonable efforts to preserve intact the Business, and to preserve the goodwill and relationships with customers, suppliers, and others having business dealings with the Business. Without limiting the generality of the foregoing, except as contemplated in this Agreement, required by any Business Agreement, Law, or Order, or otherwise described in Schedule 7.1, prior to the Closing Date, without the prior written consent of Buyer, which will not be unreasonably withheld, delayed or conditioned, Seller will not:

(i)           create, incur, assume, or suffer to exist any Encumbrance (other than Permitted Encumbrances) upon the Purchased Assets;

(ii)          make any material change in the level of inventories customarily maintained by Seller with respect to the Business, other than in the ordinary course of business or consistent with Good Utility Practice;

(iii)         other than any such sales, leases, transfers, or dispositions involving any Purchased Assets involving less than $25,000 on an individual basis, or $100,000 in the aggregate, sell, lease (as lessor), transfer, or otherwise dispose of any of the Purchased Assets, other than (A) in the ordinary course of business, (B) consistent with Good Utility Practice, or (C) to the extent that any such sales, leases, transfers, or dispositions are reflected in the Adjustment Amount;

(iv)         other than in the ordinary course of business or consistent with Good Utility Practice, (A) enter into, terminate, extend, renew, or otherwise amend any material Business Agreement, or (B) waive any material default by, or release, settle, or compromise any material claim against, any other Person who is a party thereto;

(v)          grant severance or termination pay to any present or former employee of the Business that would be the responsibility of Buyer;

(vi)         enter into any collective bargaining agreement in which the terms and conditions to be applicable to Transferred Employees materially differ from those currently applicable to Business Employees, except where such differences are appropriate based upon job classifications or seniority;

(vii)       grant any increase in the compensation of or grant or agree to any bonus for Business Employees not covered by collective bargaining who will become Transferred Employees, except for increases and bonuses in the ordinary course of business and consistent with past practice;

(viii)      incur any obligation which would represent additional Assumed Indebtedness (other than interest accruing under the terms of the Assumed Indebtedness); or

(ix)         agree or commit to take any action which would be a violation of the restrictions set forth in Section 7.1(a)(i) through Section 7.1(a)(viii).

(b)          A committee comprised of one Person designated by Seller and one Person designated by Buyer, and such additional Persons as may be appointed by the Persons originally appointed to such committee (the “Transition Committee”) will be established promptly following the execution of this Agreement to examine transition issues relating to or arising in connection with the transactions contemplated hereby. From time to time, the Transition Committee will report its findings to the senior management of each of Seller and Buyer.

7.2	Access to Information.

(a)          Between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours and upon reasonable notice, (i) give Buyer and Buyer’s Representatives reasonable access to the Purchased Assets to which Buyer is not denied access by Law and to which Seller has the right to grant access without the consent of any other Person (and in the case where consent of another Person is required, only on such terms and conditions as may be imposed by such other Person); (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request; (iii) furnish Buyer with such financial and operating data and other information with respect to the Business as Buyer may from time to time reasonably request; and (iv) furnish Buyer with a copy of each material report, schedule, or other document principally relating to the Business filed by Seller with, or received by Seller from, any Governmental Entity; provided, however, that (A) any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the Business or any other Person, (B) Buyer will indemnify and hold harmless Seller from and against any Losses caused to Seller by any action of Buyer or Buyer’s Representatives while present on any of the Purchased Assets or other premises to which Buyer is granted access hereunder (including restoring any such premises to the condition substantially equivalent to the condition such premises were in prior to any such investigation), (C) Seller will not be required to take any action which would constitute a waiver of the attorney-client privilege, and (D) Seller need not supply Buyer with any information which Seller is under a contractual or other legal obligation not to supply; provided, however, if Seller relies upon clauses (C) or (D) as a basis for withholding information from disclosure to Buyer, to the fullest extent possible without causing a waiver of the attorney-client privilege, or a violation of a contractual or legal obligation, as the case may be, Seller will provide Buyer with a description of the information withheld and the basis for withholding such information. Notwithstanding anything in this Section 7.2 to the contrary, (x) no Buyer Party will have access to personnel and medical records if such access could, in Seller’s good faith judgment, subject Seller to risk of liability or otherwise violate the Health Insurance Portability and Accountability Act of 1996, and (y) any investigation of environmental matters by or on behalf of Buyer will be limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and no Buyer Party will have the right to perform or conduct any other sampling or testing at, in, on, or underneath any of the Purchased Assets.

(b)          Unless and until the transactions contemplated hereby have been consummated, each Buyer Party will, and will cause its Affiliates and Buyer’s Representatives to, hold in strict confidence and not use or disclose to any other Person all Confidential Information. “Confidential Information” means all information in any form heretofore or hereafter obtained from Seller in connection with any Buyer Party’s evaluation of the Business or the negotiation of this Agreement, whether pertaining to financial condition, results of operations, methods of operation or otherwise, other than information which is in the public domain through no violation of this Agreement or the Confidentiality Agreement by any Buyer Party, its Affiliates, or Buyer’s Representatives. Notwithstanding the foregoing, a Buyer Party may disclose Confidential Information to the extent that such information is required to be disclosed by such Buyer Party by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with any SEC rules. In the event that any Buyer Party believes any such disclosure is required, such Buyer Party will give Seller notice thereof as promptly as possible and will cooperate with Seller in seeking any protective orders or other relief as Seller may determine to be necessary or desirable. In no event will any Buyer Party make or permit to be made any disclosure of Confidential Information other than to the extent such Buyer Party’s legal counsel has advised in writing is required by Law, and such Buyer Party will use its best efforts to assure that any Confidential Information so disclosed is protected from further disclosure to the maximum extent permitted by Law. If the transactions contemplated hereby are not consummated, each Buyer Party will promptly return to Seller all copies of any Confidential Information, including any materials prepared by such Buyer Party or Buyer’s Representatives incorporating or reflecting Confidential Information, and an officer of such Buyer Party shall certify in writing compliance by such Buyer Party with the foregoing.

(c)          Each Buyer Party agrees that, without Seller’s written consent, except as otherwise provided for in this Agreement, neither such Buyer Party nor any Affiliate of such Buyer Party will directly or indirectly solicit for employment or employ any person who is now employed by Seller; provided, that a Buyer Party and its Affiliates are not prohibited from: (i) employing a person who contacts such Buyer Party or its Affiliates on his own initiative and without any direct or indirect solicitation by such Buyer Party or its Affiliates; or (ii) conducting generalized solicitations for employees that are not specifically targeted at Seller’s employees, through the use of media advertisements, professional search firms, or otherwise.

(d)          The provisions of Section 7.2(b) and 7.2(c) supersede the Confidentiality Agreement, and will survive for a period of two years following the Closing or the termination of this Agreement, except that if the Closing occurs, the provisions of Section

7.2(b) will expire with respect to any information principally related to the Purchased Assets and the Business.

(e)          For a period of seven years after the Closing Date, each Party and its representatives will have reasonable access to all of the books and records relating to the Business or the Purchased Assets, including all Transferred Employee Records, in the possession of any other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased Assets. Such access will be afforded by the Party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any review of books and records will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its Affiliates, (ii) no Party will be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) no Party need supply any other Party with any information which such Party is under a contractual or other legal obligation not to supply. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2(e). If Seller or any Buyer Party in possession of such books and records desires to dispose of any such books and records prior to the expiration of such seven-year period, such Party will, prior to such disposition, give Buyer or Seller, respectively, a reasonable opportunity at such other Party’s expense to segregate and take possession of such books and records as such other Party may select.

7.3	Expenses.

Except to the extent specifically provided herein, and irrespective of whether the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Party incurring such costs and expenses, except Buyer and Seller will each pay 50% of the following expenses: (i) all filing fees in connection any Required Regulatory Approvals, and (ii) except as provided in Section 7.7, all other filing, recording, transfer, or other fees or charges of any nature payable pursuant to any provision of Law or any Order or Franchise in connection with the sale, transfer, and assignment of the Purchased Assets and the Assumed Obligations.

7.4          Further Assurances; Procedures with Respect to Certain Agreements and other Assets.

(a)          Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control. Neither Seller nor any Buyer Party will, without the prior written consent of Buyer or Seller, respectively, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time on or after the

Closing Date, Seller will, at its own expense, execute and deliver such documents to any Buyer Party as such Buyer Party may reasonably request in order to more effectively consummate the transactions contemplated hereby between Seller and such Buyer Party. From time to time after the date hereof, each Buyer Party will, at its own expense, (i) execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the transactions contemplated hereby between Seller and such Buyer Party, and (ii) cooperate with Seller in connection with obtaining any releases or discharges of Seller from any of the Assumed Obligations.

(b)          Seller has easements, license agreements (including railroad crossing rights), rights-of-way, and leases for rights-of-way, some of which relate solely to the Business and Purchased Assets (the “Easements”) and others of which relate to both the Business and Purchased Assets and Seller’s other businesses (the “Shared Easements”). At the Closing, Seller will convey and assign to Buyer, subject to the obtaining of any necessary consents, (i) by the Assignment of Easements, all Easements, and (ii) by separate sub-easement or other document, sufficient rights under the Shared Easements to permit Buyer to use the same, as presently used by Seller with respect to the Business, on a nonexclusive basis (the “Shared Easement Rights”).

(c)          To the extent that Seller’s rights under any Business Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement will not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. Seller will use its commercially reasonable efforts (without being required to make any payment to any third party or to incur any economic burden) to obtain any such required consent as promptly as possible. Buyer agrees to cooperate with Seller in its efforts to obtain any such consent (including the submission of such financial or other information concerning Buyer and the execution of any assumption agreements or similar documents reasonably requested by a third party) without being required to make any payment to any third party (other than as provided under Section 7.3) or to incur any economic burden (other than the assumption of Seller’s obligations under the applicable Business Agreement). Seller and Buyer agree that if any consent to an assignment of any Business Agreement is not obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights and obligations under the Business Agreement in question so that Buyer would not acquire the benefit of all such rights and obligations, then (i) Seller may elect to exercise its rights under Section 7.4(d) with respect to any such Business Agreement that is a personal property lease, or (ii) if Seller does not exercise such rights or if such Business Agreement is not a personal property lease, then at the Closing Seller and Buyer will, to the maximum extent permitted by Law and such Business Agreement, enter into such arrangements with each other as are reasonably necessary to provide Buyer with the benefits and obligations of such Business Agreement from and after the Effective Time.

(d)          With respect to equipment or other personal property that is used principally for the Business and that is leased by Seller either (i) pursuant to a personal property lease that is a Business Agreement that cannot be assigned to Buyer, or (ii) pursuant to any other agreements, Seller will prior to the Effective Time purchase the assets leased under such lease and used principally for the Business, or cause title to such assets to be transferred directly by the lessor to Buyer as of the Effective Time, and such assets will be included in the Purchased Assets, if such purchase can be accomplished on a commercially reasonable basis; provided, however, that the foregoing shall not apply with respect to the JEC Lease, which shall be governed by Section 7.13 hereof.

(e)          The Parties have agreed that the agreements set forth on Schedule 7.4(e) (the “Shared Agreements”) will be governed by this Section 7.4(e) and are not Business Agreements. Seller’s rights and obligations under the Shared Agreements, to the extent such rights and obligations relate to the Business, are described on Schedule 7.4(e), and are referred to herein as the “Allocated Rights and Obligations.” Unless Seller elects to enter into Other Arrangements, Buyer and Seller agree to cooperate with each other and use commercially reasonable efforts to enter into agreements with the other party or parties to each Shared Agreement providing for (i) assignment to and assumption by Buyer, effective from and after the Effective Time, of the Allocated Rights and Obligations, and (ii) retention by Seller of all rights and obligations of Seller under the Shared Agreements other than the Allocated Rights and Obligations (such agreements set forth in (i) and (ii) being referred to as “Substitute Arrangements”); provided, that neither Seller nor Buyer will be obligated to enter into or agree to any such Substitute Arrangements unless such Substitute Arrangements have the effect of transferring to the Buyer the Allocated Rights and Obligations (and reserving to Seller the rights and obligations which are not Allocated Rights and Obligations) on a fair and equitable basis, as determined in the reasonable discretion of Seller and Buyer. In connection with the foregoing, the Parties agree, as reasonably requested, to submit such financial or other information concerning themselves, and to execute such assumption agreements or similar documents reasonably requested by a third party; provided that neither Party will be required to make any payment to any third party or to incur any economic burden (other than the assumption of the Allocated Rights and Obligations by Buyer, and the retention of the other rights and obligations under the Shared Agreements by Seller). In the event that (x) Buyer and Seller are unable to enter into Substitute Arrangements with respect to a Shared Agreement in accordance with the foregoing, or (y) Seller notifies Buyer that it elects not to pursue Substitute Arrangements with respect to such Shared Agreement, then in either case at the Closing Buyer and Seller will, to the maximum extent permitted by Law and such Shared Agreement, enter into such arrangements with each other as are necessary to provide Buyer with the benefits and obligations of the Allocated Rights and Obligations under such Shared Agreement, with Seller retaining the other benefits and obligations under such Shared Agreement from and after the Effective Time (the “Other Arrangements”).

(f)           Seller from time to time provides collateral or other security (including prepayments) to certain other Persons in connection with certain Business Agreements and Shared Agreements. Seller and Buyer agree to use commercially reasonable efforts to cause such collateral or other security to be returned to Seller (including in the case of a letter of credit a return of the letter of credit to Seller), or released (in the case of other credit support previously provided by Seller) at the Closing. In the event that such collateral or other security is not returned to Seller or otherwise released at the Closing or, in the case of prepayments, credited to Seller in determining the Adjustment Amount, at the Closing Buyer will pay to Seller an amount equal to any cash collateral posted or prepayment made by Seller (in which case such cash collateral and amount of such prepayments shall be a Purchased Asset) or otherwise compensate Seller for such collateral or other security in a manner reasonably acceptable to Seller.

(g)          Following the Closing, each Party will promptly remit to the appropriate Party any payments such Party receives that are in satisfaction of any rights or assets belonging to such other Party.

7.5	Public Statements.

Seller and each Buyer Party will consult with Buyer or Seller, respectively, prior to issuing, and will consider in good faith any comments by the other to or in respect of, any public announcement, statement, or other disclosure with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law or stock exchange rules and provided that any such public announcement, statement, or other disclosure issued by any Buyer Party will be subject to Section 7.2(b).

7.6	Consents and Approvals.

(a)          Seller and Buyer (or the appropriate ultimate parent entity or entities thereof) will each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, Antitrust Division any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties will consult and cooperate with each other as to the appropriate time of filing such notifications and will (i) make such filings at the agreed upon time, (ii) respond promptly to any requests for additional information made by either of such agencies, and (iii) use their commercially reasonable efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of such filings.

(b)          The Parties will cooperate with each other and use commercially reasonable efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals), (ii) obtain the transfer to Buyer of all Transferable Permits and Transferable Environmental Permits, and the reissuance to Buyer of all Permits that are not Transferable Permits and all Environmental Permits that are not Transferable Environmental Permits, (iii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals) (including by taking all structural corporate actions necessary to consummate the transactions contemplated hereby in a timely manner), and (iv) obtain all consents, approvals, and authorizations of all other Persons to the extent necessary to consummate the transactions contemplated by this Agreement as required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, or other instrument to which Seller or any Buyer Party is a party or by which either of them is bound. Seller and Buyer each will have the right to review in advance all characterizations of the information relating to it or the transactions contemplated by this Agreement which appear in any filing made by any Party in connection with the transactions contemplated hereby.

(c)          No Party will on an ex parte basis initiate, directly or indirectly, any communications, meetings, or other contacts with any Governmental Entity in connection with the transactions contemplated hereby or any matters relating to any declaration, filing, or registration with, notice to, or authorization, consent, or approval of any such Governmental Entity in connection with this Agreement. In connection with any communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Entity in connection with the transactions contemplated hereby or any such declaration, filing, registration, notice, authorization, consent, or approval, Seller and each Buyer Party agrees: (i) to inform Buyer or Seller, respectively, in advance of any such communication, meeting, or other contact which such Party proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) to consult and cooperate with Buyer or Seller, respectively, and to take into account the comments of such other Party in connection with any of the matters covered by Section 7.6(c)(i); (iii) to arrange for representatives of Buyer or Seller, respectively, to participate to the maximum extent possible in any such communications, meetings, or other contacts; (iv) to notify Buyer or Seller, respectively of any oral communications with any Governmental Entity relating to any of the foregoing; and (v) to provide Buyer or Seller, respectively with copies of all written communications with any Governmental Entity relating to any of the foregoing. Notwithstanding the foregoing, nothing in this Section 7.6 will apply to or restrict communications or other actions by Seller with or with regard to Governmental Entities in connection with (x) the Purchased Assets or the Business in the ordinary course of business, or (y) the transactions contemplated by Section 7.9.

(d)          Seller and Buyer will cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Seller pursuant to such state and local Tax Law (other than any such liabilities which under the terms hereof are to be paid by Buyer).

7.7	Tax Matters.

(a)          All transfer, documentary, stamp, registration, sales and use Taxes, including real property conveyance Taxes, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by Buyer, and Buyer, at its own expense, will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such transfer or sales and use Taxes, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns or other documentation.

(b)          Seller will be responsible for the preparation and timely filing of all Tax Returns reflecting Taxes payable by Seller and the timely payment of all Taxes shown to be due on such returns. Buyer will be responsible for the preparation and timely filing of all Tax Returns reflecting Taxes payable by Buyer and the timely payment of all Taxes shown to be due on such returns. Any Tax Return that reflects Taxes to be prorated in accordance with Section 3.4 will be subject to the approval of Seller and Buyer, which approval will not be unreasonably withheld or delayed. Each of Seller and Buyer will make any such Tax Return prepared by or on behalf of such Party available for the other’s review and approval no later than 20 Business Days prior to the due date for filing such Tax Return. Within 15 Business Days after receipt of such Tax Return, the approving Party will pay to the Party preparing the Tax Return the amount of such prorated Taxes shown as due on such approved Tax Return for which such approving Party is responsible under Section 3.4.

(c)          Buyer and Seller will provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each Buyer Party and Seller will retain and provide the other with any records or information which may be relevant to such return, audit or examination or proceedings. Any information obtained pursuant to this Section 7.7(c) or pursuant to any other Section hereof providing for the sharing of information in connection with the preparation of, or the review of, any Tax Return or other schedule relating to Taxes will be kept confidential by the Parties hereto in accordance with Section 7.2(b).

7.8	Supplements to Schedules.

Prior to the Closing Date, Seller may supplement or amend the Schedules furnished by it under this Agreement to properly reflect matters arising after the date hereof that are not prohibited by Section 7.1, or (in the case of items that are based on Seller’s knowledge) matters of which Seller first acquires knowledge after the date hereof, except that Schedules 7.1, 8.1(d), and 8.3(e) may not be supplemented or amended. In the event that such supplements and amendments reflect matters that, considered collectively, would constitute or give rise to a Material Adverse Effect if not set forth in such Schedules, Buyer may either (i) terminate this Agreement without liability to or of any Party, or (ii) not so terminate this Agreement (in which event any breach of any representation or warranty made by Seller which would otherwise exist absent such supplements and amendments will be deemed cured for all purposes of this Agreement). In order to terminate this Agreement pursuant to this Section 7.8, Buyer must give notice of such termination to Seller within 10 Business Days following receipt of such supplemented or amended Schedules from Seller. In the event that Buyer terminates this Agreement pursuant to this Section 7.8, such termination shall be Buyer’s sole remedy hereunder, and Seller shall have no further liability or obligation to Buyer.

7.9	Employees and Employee Benefits.

(a)          If Transferred Employees will constitute the majority of an appropriate unit of a Non-Unionized Buyer Party, or if the Buyer Party is otherwise required by Law to recognize the union local set forth on Schedule 7.9(a) (the “Local”) as the exclusive bargaining representative of the bargaining unit set forth on Schedule 7.9(a) that includes

Transferred Employees, then from and after the Effective Time, such Buyer Party will recognize the applicable Local as the exclusive bargaining representative of such Transferred Employees. In addition, if any Transferred Employees to be employed by a Buyer Party will not be accreted into an existing bargaining unit, such Buyer Party will negotiate and reach agreement with the applicable Local on the terms and conditions of a new collective bargaining agreement to be effective from and after the Effective Time with respect to the appropriate bargaining unit of Transferred Employees (each such agreement being referred to as a “New CBA”). Should a Buyer Party fail to successfully negotiate a New CBA with a Local pursuant to the foregoing at least 20 Business Days prior to the Closing Date, then at the Closing, such Buyer Party will assume the existing Collective Bargaining Agreement applicable to the bargaining unit represented by such Local. Buyer agrees that (A) no later than 30 Business Days after the date hereof, Buyer will notify Seller of all negotiations between any Buyer Party and any Local that will be required by this Section 7.9(a), (B) upon request by Seller, Buyer will notify Seller of the status of all negotiations between any Buyer Party and any Local, (C) no later than 19 Business Days prior to the Closing Date, Buyer will notify Seller of each New CBA that has been successfully negotiated.

(b)          No later than 20 Business Days prior to the Closing, one or more Buyer Parties collectively will give Qualifying Offers of employment to all Business Employees. Each such person who becomes employed by a Buyer Party pursuant to this Section 7.9(b) is referred to herein as a “Transferred Employee.” For this purpose, a “Qualifying Offer” means an offer for employment effective upon the Closing at a level of base pay at least equal to the Transferred Employee’s base pay in effect immediately prior to the Closing Date, and with a primary work location no more than 50 miles from the Transferred Employee’s primary work location immediately prior to the Closing Date. The severance compensation agreement listed on Schedule 7.9 (b) will be assumed by the Buyer Party delivering a Qualifying Offer to the Transferred Employee that is party thereto.

(c)          All offers of employment made by any Buyer Party pursuant to Section 7.9(b) will be made in accordance with all applicable Laws, will be conditioned only on the occurrence of the Closing, and will remain open for a period expiring no earlier than ten Business Days prior to the Closing Date. Any such offer which is accepted before it expires will thereafter be irrevocable, except for good cause. Following acceptance of such offers, Buyer will provide written notice thereof to Seller and Seller will provide Buyer with access to the Transferred Employee Records.

(d)          The following will be applicable with respect to the Business Employees, Current Retirees, and Other Plan Participants:

(i)           From and after the Effective Time, the Transferred Employees will accrue no additional benefits under any Benefit Plan or any other employee benefit plan, policy, program, or arrangement of Seller or its Affiliates.

(ii)          As of the Effective Time, each Buyer Party employing any Transferred Employees will cause the Transferred Employees to be covered by that

Buyer Party’s benefit plans available to similarly situated employees of such Buyer Party and, except as provided below, on the same terms and conditions as are made available to such similarly situated employees. If a Buyer Party has no similarly situated employees, such Buyer Party will cause the Transferred Employees to be covered by benefit plans sponsored by such Buyer Party that provide benefits that are comparable, in the aggregate, to the benefits provided to the Transferred Employees as of the date immediately preceding the Closing Date. The commitments under this Section 7.9(d)(ii) require the following:

(A)         With respect to welfare benefit plans, each Buyer Party agrees to waive or to cause the waiver of all limitations as to pre-existing conditions and actively-at-work exclusions and waiting periods for the Transferred Employees who were covered by a Benefit Plan providing similar benefits prior to the Effective Time. With respect to the calendar year in which the Closing Date occurs, all health care expenses incurred by any such employees or any eligible dependent thereof, including any alternate recipient pursuant to qualified medical child support orders, in the portion of the calendar year preceding the Closing Date that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under any Seller health care plans will be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the health care plan of such Buyer Party for such calendar year, provided that such Buyer Party will take such expenses into account only to the extent that Seller first provides Buyer or such Buyer Party with evidence of the year-to-date deductibles paid and out-of-pocket expenses incurred by such employees and eligible dependents under Seller’s benefit plans.

(B)         With respect to service and seniority, each Buyer Party will recognize the service and seniority of each of the Transferred Employees recognized by Seller for all non-pension purposes, including the determination of eligibility, the extent of service or seniority-related welfare benefits such as vacation and sick pay benefits, and levels of benefits other than pension benefits, including eligibility for and level of retiree health benefits.

(C)         The Parties will comply with the provisions set forth on Exhibit 7.9(d)(ii)(C). For purposes thereof, Buyer will, prior to the Effective Time, notify Seller of the Buyer Party that will assume the obligations set forth in Exhibit 7.9(d)(ii)(C) relating to each Other Plan Participant.

(D)         Prior to the Effective Time, Buyer shall notify Seller of the Buyer Party that will assume the obligations set forth in this Section 7.9(d)(ii)(D) in relation to each Grandfathered Individual and member of the West Plains Group; provided, however, that liabilities, obligations, and responsibilities with respect to providing Post-Retirement Welfare Benefits to each Grandfathered Individual will be assumed in their entirety by a Buyer Party that provides Post-Retirement Welfare Benefits on the date hereof and at the Effective Time.

(1)          The Buyer Parties that provide post-retirement health and life insurance benefits (“Post-Retirement Welfare Benefits”) will assume all liabilities, obligations, and responsibilities with respect to providing such Post-Retirement Welfare Benefits to (i) the persons listed on Schedule 7.9(d)(ii)(D)(1) and any Business Employee who retires between the date hereof and the Closing Date (such listed persons and Business Employees, the “Current Retirees”) and their spouses and eligible dependents, and (ii) the Business Employees who have, as of the Closing Date, satisfied the age and service eligibility requirements for Post-Retirement Welfare Benefits under the applicable Seller plans (the “Grandfathered Active Employees” and, together with the Current Retirees, the “Grandfathered Individuals”) and their spouses and eligible dependents. The Grandfathered Individuals as of the date hereof are listed on Schedule 7.9(d)(ii)(D)(1). The Buyer Parties will provide to the Current Retirees Post-Retirement Welfare Benefits that are comparable to or more favorable in the aggregate than those Post-Retirement Welfare Benefits provided to such Current Retirees immediately prior to the Closing Date, under cost-sharing structures that are at least as favorable as the cost-sharing structures in effect for and available to the Current Retirees immediately prior to the Closing Date, for the applicable period set forth on Schedule 7.9(d)(ii)(D)(1) (the “Applicable Period”). The Buyer Parties will provide to the Grandfathered Active Employees Post-Retirement Welfare Benefits that are comparable to or more favorable in the aggregate than those Post-Retirement Welfare Benefits that would have been available to such Grandfathered Active Employees immediately prior to the Closing Date, commencing at the time such Grandfathered Active Employees retire until the later of (x) the date that is five years following the Closing Date, or (y) the end of the Applicable Period stated on Schedule 7.9(d)(ii)(D)(1) under cost-sharing structures that are at least as favorable as the cost-sharing structures in effect for and available to the Grandfathered Active Employees immediately prior to the Closing Date (if such employees had retired immediately prior to the Closing Date). For the avoidance of doubt, any Grandfathered Active Employee who earns 1,000 hours of service with Seller in the calendar year in which the Closing occurs will be given credit for an additional year of service for purposes of Seller’s Post-Retirement Welfare Benefits. Following the periods set out above, Grandfathered Individuals, all other Transferred Employees, and the spouses and eligible dependents of all of the above will be covered by the post-retirement health and life insurance plans available to similarly situated retirees, spouses, and eligible dependents of the applicable Buyer Party. If a Buyer Party has no similarly situated retirees, such Buyer Party will provide Grandfathered Individuals employed or otherwise assumed by such Buyer Party and their spouses and eligible dependents Post-Retirement Welfare Benefits that are comparable in the aggregate to the Post-Retirement Welfare Benefits offered by Seller as of the date immediately prior to the Closing Date and will provide Post-Retirement Welfare Benefits to all other Transferred Employees employed by such Buyer Party and their spouses and eligible dependents that are comparable in the aggregate to the Post-Retirement Welfare Benefits that are available to Transferred Employees who retire after January 1, 2005 under Seller’s Benefit Plans.

(2)          In lieu of the provisions of Section 7.9(d)(ii)(D)(1) and notwithstanding any other provision of this Agreement, those Current Retirees and surviving spouses, and their spouses and eligible dependents, for whom Schedule 7.9(d)(ii)(D)(1) lists the code “RBPAZE” or “RBPAZK” (the “West Plains Group”) will continue to participate in the Aquila, Inc. Employee Health Care Plan (the “Health Plan”) for the Applicable Period stated on Schedule 7.9(d)(ii)(D)(1). For so long as any member of the West Plains Group participates in the Health Plan following Closing, Buyer will (or will cause one or more other Buyer Parties to) reimburse Seller for the health, dental, and vision care benefits or premiums paid by Seller to or on behalf of, and any life insurance premiums paid by Seller on behalf of, all members of the West Plains Group. Following the end of each calendar quarter, Seller will submit to Buyer a statement of benefits and premiums paid by Seller to or on behalf of the members of the West Plains Group during the previous calendar quarter, and Buyer will (or will cause one or more other Buyer Parties to) reimburse Seller in cash within 10 Business Days after receiving such statement. Buyer will have the right to audit the benefits and premiums paid by Seller to or on behalf of the members of the West Plains Group at Buyer’s expense no more than once each calendar year.

(E)          With respect to the Aquila, Inc. Retirement Investment Plan (the “Savings Plan”), Seller will vest Transferred Employees in their Savings Plan account balances as of the Closing Date. Each Buyer Party will take all actions necessary to cause such Buyer Party’s 401(k) plan in which Transferred Employees are eligible to participate (x) to recognize the years of service that the Transferred Employees had in the Savings Plan for purposes of determining such Transferred Employees’ eligibility to participate, vesting under the vesting schedule of such Buyer party’s 401(k) plan, attainment of retirement dates, contribution levels, and, if applicable, eligibility for optional forms of benefit payments, and (y) to accept direct rollovers of Transferred Employees’ account balances in the Savings Plan, including transfers of loan balances and related promissory notes, provided that such loans would not be treated as taxable distributions at any time prior to such transfer. Notwithstanding the foregoing, the Buyer Parties’ 401(k) plans shall not be required to accept a direct or indirect rollover as of an account balance that is in a form other than cash (except for loan balances and related promissory notes).

(F)          Within 60 days after the Closing Date, Seller will transfer to flexible spending plans maintained by each Buyer Party any balances standing to the credit of Transferred Employees employed by such Buyer Party under Seller’s flexible spending plan as of the day immediately preceding the Closing Date. As soon as practicable after the Closing Date, Seller will provide to Buyer a list of those Transferred Employees that have participated in the health or dependent care reimbursement accounts of Seller, together with (x) their elections made prior to the Closing Date with respect to such account and (y) balances standing to their credit as of the day immediately preceding the Closing Date. Within 45 days after the Closing Date, Buyer shall provide to Seller all necessary information to enable Seller to transfer balances as provided in this Section.

(G)         The Buyer Parties will honor all vacation days accrued by the Transferred Employees during the calendar year of the Closing and unused as of the Closing.

(iii)       With respect to severance benefits, each Buyer Party will provide to any Transferred Employee who is not subject to a Collective Bargaining Agreement and who is terminated by such Buyer Party (other than for cause) prior to the date which is one year following the Closing Date, severance benefits comparable to those provided by Seller under Seller’s severance plans and policies (other than any plans or policies with respect to stock options) in effect immediately prior to the Closing Date. Any employee who is provided severance benefits under this Section 7.9(d)(iii) may be required to execute a release of claims against Seller and such Buyer Party, in such form as such Buyer Party reasonably prescribes, as a condition for the receipt of such benefits.

(iv)       Seller will be responsible, with respect to the Business, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of any “employment loss” within the meaning of the WARN Act which occurs at or prior to the Effective Time, except that the Buyer Parties will be solely responsible for the foregoing if resulting from any breach by one or more Buyer Parties of the obligations thereof under this Agreement.

(v)         Seller will be responsible for providing COBRA Continuation Coverage to any current and former Business Employees, or to any qualified beneficiaries of such Business Employees, who become or became entitled to COBRA Continuation Coverage on or before the Closing, including those for whom the Closing occurs during their COBRA election period. The Buyer Parties are responsible for extending and continuing to extend COBRA Continuation Coverage to all Transferred Employees (and their qualified beneficiaries) who become entitled to such COBRA Continuation Coverage following the Closing.

(vi)       Seller or its Affiliates will pay or cause to be paid to all Transferred Employees, all compensation (including any accrued vacation carried over to the calendar year of the Closing from a previous calendar year), workers’ compensation or other employment benefits to which they are entitled under the terms of the applicable compensation or Seller benefit plans or programs prior to the Effective Time. The Buyer Parties will pay to each Transferred Employee all unpaid salary or other compensation or employment benefits (but not including any compensation attributable to stock options granted by Seller) which have accrued to such employee from and after the Effective Time, at such times as provided under the terms of the applicable compensation or benefit programs.

(vii)      Individuals who would otherwise be Transferred Employees but who on the Closing Date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act or other authorized leave of absence, including short-term or long-term disability, will be treated as Transferred Employees on the date that they are able to return to work (provided that such return to work occurs within the authorized period of their leaves (but no more than six months) following the Closing Date) and perform the essential functions of their jobs with or without reasonable accommodation.

(viii)    The Buyer Parties will be responsible, with respect to the Business, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of any “employment loss” within the meaning of the WARN Act which occurs following the Effective Time, or which occurs at the Effective Time if (and only if) resulting from any breach by one or more Buyer Parties of the obligations thereof under this Agreement.

(ix)         The Buyer Parties will assume Seller’s obligations as of the Effective Time to pay nonqualified deferred compensation to the persons set forth on Schedule 7.9(d)(ix).

(x)        Except for Section 7.9(d)(ii)(D), the provisions of this Section 7.9 are not, and will not be construed as being, for the benefit of any Person other than the Parties hereto, and are not enforceable by any Persons (including Transferred Employees, Current Retirees, and Other Plan Participants) other than such Parties.

(e)          Notwithstanding any other provision of this Agreement, any Buyer Party may, subject to the requirements of this paragraph, delegate all of its rights and obligations under this Section 7.9 (other than this paragraph) and provisions of this Agreement relating to the enforcement thereof with respect to any Transferred Employees and Grandfathered Individuals to any wholly owned subsidiary of such Buyer Party, in which case references to “Buyer Party” in this Section 7.9 and provisions of this Agreement relating to the enforcement thereof will, with respect to such Transferred Employees and Grandfathered Individuals, be deemed to be references to such subsidiary; provided, however, that (i) such Buyer Party shall provide written notice to Seller within thirty (30) days after the date hereof identifying such Transferred Employees and Grandfathered Individuals; (ii) such subsidiary shall expressly agree in writing to assume such rights and obligations in a writing that is expressly enforceable by Seller; (iii) such Buyer Party shall not thereby be released from its obligations under this Section 7.9 or any such other provision of this Agreement and shall remain primarily liable for the performance thereof; and (iv) benefits required to be provided to such Transferred Employees and Grandfathered Individuals pursuant to Section 7.9(d) hereof shall be at least comparable, in the aggregate, to those that would be required to be provided if such Transferred Employees and Grandfathered Individuals were employed or otherwise assumed directly by such Buyer Party. Nothing in this Section 7.9(d) shall prohibit a Buyer Party who delegates such rights and obligations with respect to any Transferred Employees or Grandfathered Individuals from directly employing or assuming obligations with respect to any other Transferred Employees or Grandfathered Individuals.

7.10	Eminent Domain; Casualty Loss.

(a)          If, before the Closing Date, any of the Purchased Assets are taken by eminent domain or condemnation, or are the subject of a pending or (to Seller’s Knowledge) contemplated taking which has not been consummated, Seller will (i) notify Buyer promptly in writing of such fact and (ii) at the Closing assign to Buyer all of Seller’s right, title, and interest in and to any proceeds or payments received, or to be received, in compensation for such taking. Upon such assignment, such taking or takings, and their effects, will be disregarded in determining whether a Material Adverse Effect has occurred.

(b)          If, before the Closing Date, all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty, Seller will notify Buyer promptly in writing of such fact. At the Closing, Seller shall assign to Buyer all of Seller’s right, title, and interest in and to any insurance recoveries received, or to be received, in compensation for damage to or destruction of any Purchased Assets by fire or other casualty, less any such amounts received, or to be received, to reimburse Seller for expenditures incurred by Seller. If such damage or destruction, individually or in the aggregate, would create a Material Adverse Effect, Buyer may terminate this Agreement within 20 Business Days following Buyer’s receipt of such notice from Seller unless (i) Seller notifies Buyer within such 20 Business Day period of Seller’s intention to cure such Material Adverse Effect, and (ii) Seller uses commercially reasonable efforts to effect such cure. Any such termination by Buyer will be treated as a termination by the Parties pursuant to Section 10.1(a).

(c)          Seller and Buyer will use their commercially reasonable efforts (without being required to make payment to any third party or to incur any economic burden) to obtain from each holder of any Preferential Purchase Right a written waiver of such Preferential Purchase Right if required with respect to the transactions contemplated by this Agreement (an “Applicable Preferential Purchase Right”). Except as set forth in Section 8.1(d), if Seller and Buyer cannot obtain a waiver of an Applicable Preferential Purchase Right, Seller and Buyer will cooperate, using commercially reasonable efforts, to provide for compliance with the terms of such Applicable Preferential Purchase Right. In the event that any Purchased Asset remains subject to such Applicable Preferential Purchase Right as of the Closing, in lieu of any adjustment to the Purchase Price Seller will at the Closing assign to Buyer, as a Purchased Asset, all of Seller’s right, title, and interest in and to all rights of Seller with respect to such Applicable Preferential Purchase Right, including proceeds received or to be received in respect to such Applicable Preferential Purchase Right, and will assign to Buyer and Buyer will assume, as Assumed Obligations, all obligations of Seller with respect to such Applicable Preferential Purchase Right.

(d)          Except to the extent expressly provided in this Section 7.10 or Section 8.1(d), no condemnation or taking of, or exercise of a Preferential Purchase Right set forth in Schedule 5.8 with respect to, any Purchased Asset, nor any effects thereof (including any resulting termination of any Franchise or other agreement principally related to such Purchased Asset), or any supplements or amendments to any Schedules in relation thereto, will constitute or be taken into account in determining whether there has occurred a breach of any representation, warranty, or covenant of Seller, a Material Adverse Effect, or a grounds for asserting a failure to satisfy any condition to Closing under this Agreement.

(e)          The Parties hereby expressly acknowledge and agree that nothing in this Agreement constitutes an offer or agreement to sell, transfer, dispose of, purchase, assume, or acquire any asset subject to a Preferential Purchase Right except upon the Closing following the satisfaction of all conditions to Closing specified in this Agreement. Neither this Agreement nor anything herein or in connection herewith shall be deemed to obligate Seller to sell, transfer, assign or otherwise dispose of any Purchased Asset or Assumed Obligation, to Buyer or any other Person, except upon the Closing following the satisfaction or waiver of all conditions to Closing specified in this Agreement.

7.11       Transitional Use of Signage and Other Materials Incorporating Seller’s Name or other Logos.

Buyer acknowledges that it will have no ongoing claim or rights in or to the Seller Marks. Buyer will not use or permit the use of any Seller Marks, and within 120 days following the Closing Date, Buyer will remove or cause the removal of the Seller Marks from all signage or other items relating to or used in the Business or the Purchased Assets.

7.12	Litigation Support.

In the event and for so long as any Party is actively contesting or defending against any third-party Claim in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as is reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX hereof).

7.13	JEC Lease Buy-Out.

(a)            Prior to Closing, only if Buyer and Seller mutually agree, Seller may (but will not be obligated to) exercise rights granted under Section 6.1 and related provisions of the JEC Lease to purchase the JEC Leased Assets (or, in lieu thereof, the JEC Lease Trust Interests) (any such purchase being referred to as the “JEC Lease Buy-Out”), and to take any and all actions Seller and Buyer mutually agree are necessary or appropriate in connection therewith, including:

(i)	negotiating and agreeing upon the JEC Lease Buy-Out Price;

(ii)          negotiating with the KCC and its staff, entering into any agreement with the KCC or its staff, and consenting to the issuance of any Order by the KCC, in any case on terms that are reasonably agreed by Buyer and Seller, regarding or establishing the portion of the JEC Lease Buy-Out Price that the owner of the Business will be permitted to recover in rates;

(iii)         electing to assume and assuming any JEC Lease Indebtedness in connection with the consummation of the JEC Lease Buy-Out;

(iv)         amending or consenting to the amendment of the JEC Lease and other JEC Lease Documents to extend any notice period applicable to a possible JEC Lease Buy-Out, accelerate or extend the closing date of any JEC Lease Buy-Out, or otherwise modify any procedural requirements applicable to the JEC Lease Buy-Out;

(v)          amending or consenting to the amendment of the JEC Lease and other JEC Lease Documents to provide for the purchase of the JEC Lease Trust Interests in lieu of the JEC Leased Assets; and

(vi)         executing and delivering notices, certificates, and documents, and taking other actions, in connection with any of the foregoing.

(b)          In the event that the JEC Lease Buy-Out is consummated prior to Closing, Seller will pay the JEC Lease Buy-Out Price (including, to the extent Seller has elected to do so under the JEC Lease, assumption of the JEC Lease Indebtedness), and at Closing, Buyer will assume such JEC Lease Indebtedness.

(c)          Between the date hereof and prior to Closing, Seller will provide to Buyer copies of all notices and material correspondence delivered or received, and filings made, by Seller in connection with the JEC Lease Buy-Out, reasonably promptly following the delivery, receipt, or filing thereof and will otherwise keep Buyer reasonably informed concerning all matters related to the JEC Lease Buy-Out. Buyer will cooperate with Seller and will use its commercially reasonable efforts to take such actions as may be reasonably requested by Seller in connection with the JEC Lease Buy-Out.

(d)            In the event that the JEC Lease Buy-Out has not been consummated prior to Closing, at Closing Buyer will assume all of Seller’s then-existing rights and obligations, if any, with regard to the JEC Lease Buy-Out and the JEC Lease Documents.

(e)          Except to the extent expressly prohibited by this Section 7.13, neither the exercise of rights with respect to or closing of, or failure to exercise rights with respect to or close, the JEC Lease Buy-Out, nor any matter relating thereto or arising therefrom, nor any effects of any of the foregoing, nor any supplements or amendments to any Schedules to this Agreement reflecting any of the foregoing, will constitute or be taken into account in determining whether there shall have occurred a breach of any representation, warranty, or covenant of Seller, a Material Adverse Effect, a condition to Closing, or grounds for asserting a failure to satisfy any condition to Closing under this Agreement.

7.14	Notification of Customers.

As soon as practicable following the Closing, Seller and Buyer will cause to be sent to customers of the Business a notice of the transfer of the customers from Seller to Buyer (the “Customer Notification”). The Customer Notification will contain such information as is required by Law and approved by Buyer and Seller, which approval will not be unreasonably withheld or delayed.

7.15       Exclusivity. As an inducement to Buyer to enter into this Agreement, and in consideration of the time and expense which Buyer has devoted and will devote to the transactions contemplated hereby during the period subsequent to the execution of this Agreement and until the earlier of (a) the Closing Date or (b) the termination of this Agreement in accordance with Article X, neither the Seller nor any of its Affiliates or Representatives will (i) initiate, solicit, or accept any inquiry or proposal with respect to a sale or other transfer of all or any substantial portion of the Purchased Assets or the Business (an “Acquisition Proposal”), (ii) discuss, negotiate or agree to any Acquisition Proposal with, or in connection with any Acquisition Proposal disclose any information concerning the Purchased Assets or the Business or afford access to the Business’ properties or books and records to, any Person other than Buyer or any of its Affiliates or Representatives, or (iii) facilitate in any manner any effort or attempt by any Person to do or seek any of the foregoing; provided that none of the foregoing shall apply to any transaction or proposed transaction involving any merger, consolidation, or reorganization of Seller with or into, or a sale or other disposition of all or substantially all of the assets of Seller to, any Person, provided, however, that upon the consummation of any such transaction such Person (or the surviving Person in the case of a merger, consolidation, or similar transaction) assumes, expressly in writing or by operation of law, all rights and obligations of Seller under this Agreement.

7.16       Financing Commitment. During the period subsequent to the execution of this Agreement and until the earlier of (a) the Closing Date or (b) the termination of this Agreement in accordance with Article X, no Buyer Party will amend, supplement, otherwise modify, or terminate the Financing Commitment, or consent to or approve any of the foregoing, without in each case the prior written consent of Seller, such consent of Seller not to be unreasonably withheld or delayed. Each Buyer Party will in good faith use its commercially reasonable efforts to consummate the financing contemplated by the Financing Commitment, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to such financing. No Buyer Party will, without the prior written consent of Seller, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the satisfaction of any such condition or consummation of such financing. Buyer shall immediately notify Seller of any termination of the Financing Commitment. In the event of any termination or failure of any condition to funding of the financing described in the Financing Agreement, the Buyer Parties shall use their commercially reasonable efforts to obtain from other financing sources financing adequate to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1          Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)          The waiting period under the HSR Act, including any extension thereof, applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b)          No Order which prevents the consummation of any material aspect of the transactions contemplated hereby shall have been issued and remains in effect (each Party agreeing to use its commercially reasonable efforts to have any such Order lifted) and no Law shall have been enacted which prohibits the consummation of the transactions contemplated hereby;

(c)          All consents and approvals for the consummation of the transactions contemplated hereby required from third parties shall have been obtained (including the consents and approvals set forth in Schedule 5.3 and Schedule 6.3), other than any of such consents or approvals that the failure to obtain would not, in the aggregate, create a Material Adverse Effect; provided that satisfaction of the foregoing condition shall be determined (i) without consideration of any Required Regulatory Approval, and (ii) after taking into account the reasonably expected effects of any actions taken, or to be taken, by the Parties, or which Seller has offered to take but which Buyer has declined, pursuant to Section 7.4; and

(d)          Each consent, approval, and waiver of Preferential Purchase Rights described on Schedule 8.1(d) shall have been obtained.

8.2          Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)          Since the date of this Agreement and through the period ending immediately prior to the Effective Time, no Material Adverse Effect shall have occurred and be continuing;

(b)          Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

(c)          The representations and warranties of Seller which are set forth in Article V of this Agreement shall be true and correct as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, cause, constitute, or represent a Material Adverse Effect;

(d)          Buyer shall have received a certificate from the Chief Executive Officer of Seller, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Sections 8.1(d), 8.2(b), and 8.2(c) have been satisfied;

(e)          The Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders, and no terms in addition to the Required Regulatory Approvals shall have been imposed in connection with such Final Regulatory Orders by any Governmental Entity which terms, individually or in the aggregate, would cause a Material Adverse Effect;

(f)           Any Encumbrances on the Purchased Assets that are not Permitted Encumbrances shall have been released other than any of such releases that the failure to obtain would not, in the aggregate, create a Material Adverse Effect; and

(g)          Buyer shall have received the other items to be delivered pursuant to Section 4.3; and

(h)          Buyer shall have obtained adequate funds to pay the Purchase Price hereunder; provided, however, that the condition set forth in this Section 8.2(h) will apply only if the Buyer Parties have satisfied their obligations under this Agreement relating to the Financing Commitment and otherwise.

8.3          Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)          Each Buyer Party shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by such Buyer Party on or prior to the Closing Date;

(b)          The representations and warranties of each Buyer Party which are set forth in Article VI shall be true and correct as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that do not, individually or in the aggregate, cause such representations and warranties of such Buyer Party to be materially inaccurate taken as a whole;

(c)          Seller shall have received a certificate from the President or Chief Executive Officer of each Buyer Party, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied with regard to such Buyer Party;

(d)          The Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders; and no terms in addition to the Required Regulatory Approvals shall have been imposed in connection with such Final Regulatory Orders by any Governmental Entity which terms, individually or in the aggregate, would cause (i) a Material Adverse Effect, or (ii) any other adverse effect, or the imposition of any adverse requirements, on Seller or any other operations or assets of Seller;

(e)          Seller shall have received releases from any obligation or liability for the Assumed Obligations set forth on Schedule 8.3(e); and

(f)           Seller shall have received the other items to be delivered pursuant to Section 4.4.

ARTICLE IX

INDEMNIFICATION

9.1          Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement will survive the Closing and will expire one year after the Closing Date, except that (i) the representations and warranties in Sections 5.8 and 5.10 will survive the Closing and will expire three years after the Closing Date, and (ii) the representations and warranties in Sections 5.1, 5.2, 5.3(a), 5.18, 5.20, 6.1, 6.2, 6.3(a), 6.5, and 6.6 will survive the Closing and will expire upon the expiration of the applicable statute of limitations.

9.2	Indemnification.

(a)          Subject to Section 9.1 and Section 9.4 hereof, from and after the Closing, Seller will indemnify, defend, and hold harmless Buyer from and against any and all Claims and Losses (each, an “Indemnifiable Loss”), asserted against or suffered by Buyer relating to, resulting from, or arising out of (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement which by its terms is to be performed prior to or at the Closing, (ii) any inaccuracy in or breach by Seller of the representations and warranties of Seller contained in this Agreement, (iii) any breach by Seller of any covenant or agreement of Seller contained in this Agreement not covered by Section 9.2(a)(i), or (iv) the Excluded Liabilities.

(b)          Subject to Section 9.1 and Section 9.4 hereof, from and after the Closing, Buyer will indemnify, defend, and hold harmless Seller from and against any and all Indemnifiable Losses asserted against or suffered by Seller relating to, resulting from, or arising out of (i) any breach by any Buyer Party of any covenant or agreement of any Buyer Party contained in this Agreement which by its terms is to be performed prior to the Closing, (ii) any inaccuracy in or breach by any Buyer Party of the representations and warranties of such Buyer Party contained in this Agreement, (iii) any breach by any Buyer Party of any covenant or agreement of such Buyer Party contained in this Agreement not covered by Section 9.2(b)(i), (iv) the Assumed Obligations, or (v) any and

all liabilities and obligations associated with the ownership and operation of the Purchased Assets and the Business from and after the Effective Time.

(c)          Any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) having a claim under these indemnification provisions will use commercially reasonable efforts to mitigate any Losses, including commercially reasonable efforts to recover all Losses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder, and will not take any action specifically excluding from any of its insurance policies any Indemnifiable Losses if Losses of such type are otherwise covered by such policies. The amount of any Indemnifiable Loss will be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

9.3	Indemnification Procedures.

(a)          Third Party Claims. If an Indemnitee receives notice of the assertion or commencement of any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement (a “Third Party Claim”) for which the Indemnitee claims a right to indemnification hereunder from the other Party (the “Indemnifying Party”), the Indemnitee will promptly give written notice of such Third Party Claim to the Indemnifying Party. Such notice will describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, to the extent practicable, of the Indemnifiable Loss that the Indemnitee claims it has sustained or may sustain as a result of such Third Party Claim. The Indemnifying Party, at its sole cost and expense, will have the right, upon written notice to the Indemnitee, to assume the defense of the Third Party Claim while reserving its right to contest the issue of whether it is liable to the Indemnitee for any indemnification hereunder with respect to such Third Party Claim.

(b)          Defense of Third Party Claims. If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 9.3(a), the Indemnifying Party will appoint counsel reasonably satisfactory to the Indemnitee for the defense of such Third Party Claim, will diligently pursue such defense, and will keep the Indemnitee reasonably informed with respect to such defense. The Indemnitee shall cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books, records, and personnel, in connection with the defense of any Third Party Claim (provided, that any out-of-pocket costs incurred by the Indemnitee in providing such cooperation shall be paid by the Indemnifying Party). The Indemnitee will have the right to participate in such defense, including appointing separate counsel, but the costs of such participation shall be borne solely by the Indemnitee. The Indemnifying Party will have full authority, in consultation with the Indemnitee, to make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim, including the right to pay, compromise, settle, or otherwise dispose of such Third Party Claim at the Indemnifying Party’s expense; provided, that any such settlement will be subject to the prior consent of the Indemnitee, which shall not be unreasonably withheld or delayed. If a firm offer is made to settle a Third Party Claim, which the Indemnifying Party desires to accept and which acceptance requires the consent of the Indemnitee pursuant to the immediately preceding sentence, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 days after its receipt of such notice, and such firm offer involves only the payment of money, the maximum liability of the Indemnifying Party with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice for which the Indemnifying Party is otherwise liable. In no event will the Indemnifying Party have authority to agree to any relief binding on the Indemnitee other than the payment of money damages by the Indemnifying Party unless agreed to by the Indemnitee.

(c)          Failure of Indemnifying Party to Assume Defense. If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with the terms hereof within 20 Business Days after the receipt of notice thereof, the Indemnitee may elect to defend against the Third Party Claim, and the Indemnifying Party will be liable for all reasonable expenses of such defense (including reasonable attorneys fees and other litigation costs) to the extent the Indemnifying Party is otherwise obligated hereunder to indemnify Indemnitee with respect to such Third Party Claim.

(d)          Direct Losses. Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Loss”) will be asserted by giving the Indemnifying Party prompt written notice thereof, stating the nature of such Loss in reasonable detail and indicating the estimated amount, if practicable. The Indemnifying Party will have a period of 20 Business Days within which to respond to such claim of a Direct Loss. If the Indemnifying Party rejects such claim, or does not respond within such period, the Indemnitee may seek enforcement of its rights to indemnification under this Agreement. Any failure by the Indemnifying Party to respond under this Section 9.3(d) will not constitute an admission by the Indemnifying Party with respect to the claim asserted.

(e)          If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, or payment by or against any other Person, the amount of such reduction, less any costs, expenses, or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment will be subordinated to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnitee and the Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party.

(f)           A failure to give timely notice as provided in this Section 9.3 will affect the rights or obligations of a Party hereunder only to the extent that, as a result of such failure, the Party entitled to receive such notice was actually prejudiced as a result of such failure. Notwithstanding the foregoing, no claim for indemnification made after expiration of the applicable time periods set forth in this Article IX will be valid.

9.4	Limitations on Indemnification.

(a)          Buyer or Seller may assert a claim for indemnification under Section 9.2(a)(ii) or Section 9.2(b)(ii), as the case may be, only to the extent the Indemnitee gives notice of such claim to the Indemnifying Party prior to the expiration of the applicable time period set forth in Section 9.1. Any claims pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) must be asserted within one year following the Closing Date. Any claim for indemnification not made in accordance with Section 9.3 by Buyer or Seller on or prior to the applicable date set, if any, forth in this Article IX, and the other Party’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived.

(b)          Notwithstanding any other provision of this Article IX: (i) Seller will not have any indemnification obligations for Indemnifiable Losses under Sections 9.2(a)(i) and 9.2(a)(ii) (A) for any individual item where the Loss relating thereto is less than $25,000 and (B) in respect of each individual item where the Loss relating thereto is equal to or greater than $25,000, unless the aggregate amount of all such Losses exceeds 1% of the Purchase Price, and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by Seller under Sections 9.2(a)(i) and 9.2(a)(ii) exceed 15% of the Purchase Price. Notwithstanding the foregoing, (x) the limitations set forth in Sections 9.4(b)(i) and 9.4(b)(ii) will not apply to claims asserted by Buyer for breaches of Sections 5.1, 5.2, 5.3(a), 5.18, and 5.20, and (y) the aggregate indemnification to be paid by Seller under Section 9.2(a)(ii) with respect to breaches of Sections 5.1, 5.2, 5.3(a), 5.18, and 5.20, will not exceed 50% of the Purchase Price, less any other indemnification payments made by Seller pursuant to Sections 9.2(a)(i) and 9.2(a)(ii).

(c)          Notwithstanding any other provision of this Article IX: (i) Buyer will not have any indemnification obligations for Indemnifiable Losses under Sections 9.2(b)(i) and 9.2(b)(ii) (A) for any individual item where the Loss relating thereto is less than $25,000 and (B) in respect of each individual item where the Loss relating thereto is equal to or greater than $25,000, unless the aggregate amount of all such Losses exceeds 1% of the Purchase Price, and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by Buyer under Sections 9.2(b)(i) and 9.2(b)(ii) exceed 15% of the Purchase Price. Notwithstanding the foregoing, (x) the limitations set forth in Sections 9.4(c)(i) and 9.4(c)(ii) will not apply to claims asserted by

Seller for breaches of Sections 6.1, 6.2, 6.3(a), 6.5, and 6.6, and (y) the aggregate indemnification to be paid by Buyer under Section 9.2(b)(ii) with respect to breaches of Sections 6.1, 6.2, 6.3(a), 6.5, and 6.6 will not exceed 50% of the Purchase Price, less any other indemnification payments made by Buyer pursuant to Sections 9.2(b)(i) and 9.2(b)(ii).

(d)          No representation or warranty of any Party contained herein will be deemed untrue or incorrect, and such Party will not be deemed to have breached a representation, warranty, or covenant as a consequence of the existence of any fact, circumstance, action, or event that is permitted to be taken by such Party under the terms of this Agreement, or that is disclosed in this Agreement, any Schedule, or Exhibit hereto, or any certificate or other instrument delivered in accordance with the terms hereof.

(e)          Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties contained in this Agreement, neither Seller nor any other Person is making any other express or implied representation or warranty with respect to Seller, the Business, the Purchased Assets, the Assumed Obligations or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller or its Affiliates, officers, directors, employees, agents, or representatives, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND ANY IMPLIED WARRANTY OF FITNESS. Any claims Buyer may have for breach of representation or warranty must be based solely on the representations and warranties of Seller set forth in this Agreement. In furtherance of the foregoing, except for Seller’s representations and warranties contained in this Agreement in favor of Buyer, each Buyer Party acknowledges and agrees that none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to any Buyer Party or any other Person for, and Seller hereby disclaims all liability and responsibility for, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any Buyer Party or any of Buyer’s Representatives, including any confidential memoranda distributed on behalf of Seller relating to the Business, the Purchased Assets, or the Assumed Obligations or other publications or data room information provided to any Buyer Party or Buyer’s Representatives, or any other document or information in any form provided to any Buyer Party or Buyer’s Representatives in connection with the sale of the Purchased Assets, the assumption of the Assumed Obligations, and the transactions contemplated hereby (including any opinion, information, projection, or advice that may have been or may be provided to a Buyer Party or Buyer’s Representatives by any of Seller’s Representatives). EACH BUYER PARTY HEREBY ACKNOWLEDGES THAT, EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, THE BUSINESS AND THE PURCHASED ASSETS ARE BEING PURCHASED ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS.

(f)           Seller shall have no liability to any Buyer Party or Affiliate thereof, other than Buyer, under or in connection with this Agreement or the transactions and other matters contemplated hereby, except that Seller shall indemnify each Buyer Party for any actual, direct monetary damages incurred by such Buyer Party as a result of any breach by Seller of its representations and warranties made in Section 5.11, Section 5.12, or Section 5.20 hereof or of any of Seller’s obligations to such Buyer Party under Section 7.2(e), Section 7.9, or Section 7.12 hereof, in each case subject to and in accordance with the procedures for and all limitations (as to both time and amount) on indemnification by Seller set forth in this Article IX; provided, however, that all Claims of all Buyer Parties shall be aggregated for purposes of determining and applying any limitations on the amount of any such indemnification.

9.5          Applicability of Article IX. For the avoidance of doubt, Seller and Buyer agree that the remedies and obligations under this Article IX (other than the waiver of liability provided for in 9.4(f)) apply only following the Closing, and that prior to the Closing or in the event that this Agreement is terminated the Parties’ remedies will be determined by applicable Law and the provisions of Article X, subject to Section 9.4(f).

9.6          Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, and local income Tax purposes.

9.7          No Consequential Damages. Except as provided in the following sentence, notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, from and after the Closing no Party will, in any event, be liable to any other Party, either in contract or in tort, for any consequential, incidental, indirect, special, or punitive damages of the other Party, including loss of future revenue, income, or profits, diminution of value, or loss of business reputation or opportunity, relating to the breach or alleged breach hereof or otherwise, whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party. The exclusion of consequential, incidental, indirect, special, and punitive damages as set forth in the preceding sentence does not apply to any such damages sought by third parties against Buyer or Seller, as the case may be, in connection with Losses that may be indemnified pursuant to this Article IX.

9.8          Exclusive Remedy. The Parties acknowledge and agree that, from and after the Closing, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement to be performed hereunder, will be indemnification in accordance with this Article IX and the remedies provided for in Section 10.4. In furtherance of the foregoing, Seller and each Buyer Party hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Law (including any such Law under or relating to environmental matters), common law, or otherwise.

ARTICLE X

TERMINATION AND OTHER REMEDIES

10.1	Termination.

(a)          This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

(b)          This Agreement may be terminated by Seller or Buyer if the Closing has not occurred on or before 12 months following the date of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement under this Section 10.1(b) will not be available to a Party if any failure by such Party (or, in the case of Buyer, by any Buyer Party) to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

(c)          This Agreement may be terminated by either Seller or Buyer if (i) any Required Regulatory Approval has been denied by the applicable Governmental Entity and all appeals of such denial have been taken and have been unsuccessful, or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and nonappealable.

(d)          This Agreement may be terminated by Buyer if there has been a breach by Seller of any representation, warranty, or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer to effect the Closing and such breach has not been cured by Seller or waived by Buyer within 20 Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied. For the avoidance of doubt, supplements or amendments to Schedules pursuant to Section 7.8 shall not be deemed a breach giving rise to a right to terminate pursuant to this Section 10.1(d).

(e)          This Agreement may be terminated by Buyer in accordance with the terms of Section 7.8.

(f)           This Agreement may be terminated by Seller if (i) there has been a breach by any Buyer Party of any representation, warranty, or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller to effect the Closing and such breach has not been cured by such Buyer Party or waived by Seller within 20 Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied, or (ii) the Financing Commitment (or any replacement thereof reasonably acceptable to Seller) has been terminated and a replacement financing commitment upon terms reasonably acceptable to Seller has not been obtained by Buyer or is not in full force and effect within 20 Business Days following such termination of the Financing Commitment (or of any such replacement thereof).

10.2       Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to Section 10.1, written notice thereof will forthwith be given by the terminating Party to such other Party and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any Party, whereupon the liabilities of all of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement (including Section 10.3).

10.3	Remedies upon Termination.

(a)          The obligations of the Parties under Articles I, X, and XI, and Sections 7.2(b), 7.2(c), 7.2(d), 7.3, and 7.5 will survive the termination of this Agreement pursuant to Section 10.1. In the event of any such termination, each of the Parties shall be and remain liable for any breach of its obligations under this Agreement prior to such termination, including liability for all damages suffered or sustained by any other Party.

(b)          Upon any termination of this Agreement, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, will be withdrawn from the Governmental Entity or other Person to which they were made.

10.4       Specific Performance. This Agreement is being entered into (i) by Buyer as a strategic action in furthering Buyer’s business strategy, and (ii) by Seller as part of a strategic corporate-wide restructuring process, and consummation of the transactions contemplated hereby will be a significant contributing factor to the success of such process. The Parties acknowledge that any failure to consummate the transactions provided for herein will frustrate the Parties’ respective objectives in entering into this Agreement. Accordingly, the Parties agree and stipulate that the Purchased Assets are unique and that (x) any failure to consummate the transactions provided for in this Agreement due to breach of this Agreement by any Party would result in irreparable injury to the other Parties, (y) in the event of any such failure to consummate such transactions it would be very difficult or impracticable to determine monetary damages caused by such a breach, and (z) in any event, monetary damages would not be an adequate remedy for any such breach. Therefore, the Parties expressly agree that in the event of breach of this Agreement by any Party, any other Party, individually and without action by or joinder of any other Party, will, in addition to any other rights and remedies hereunder, have the right to enforce this Agreement by obtaining an order for specific performance of the Parties’ obligations hereunder.

10.5       Costs. If any Party resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings will be entitled to recover all costs incurred by such Party, including reasonable attorney’s fees, in addition to any other relief to which such Party may be entitled under the terms hereof.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1       Amendment and Modification. Except as provided in Section 7.8, this Agreement may be amended, modified, or supplemented only by written agreement of Seller and Buyer.

11.2       Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.3       Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or certified mail (return receipt requested), postage prepaid, to the Party being notified at such Party’s address indicated below (or at such other address for a Party as is specified by like notice; provided that notices of a change of address will be effective only upon receipt thereof):

(a)	If to Seller, to:

Aquila, Inc.

Attn: General Counsel
20 West Ninth Street
Kansas City, Missouri 64105
Fax:	(816) 467-3486

with a copy to:

Blackwell Sanders Peper Martin LLP
Attn: Robin V. Foster, Esq. and James G. Goettsch, Esq.
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
Fax:	(816) 983-8080

(b)	if to any Buyer Party, to:

Mid-Kansas Electric Company

Attention: President

301 West 13th Street

Hays, Kansas 67601

Fax: (785) 623-3309

with a copy to:

Watkins Calcara, Chtd
Attention: Mark D. Calcara, Esq.
3121 Main
Great Bend, Kansas 67530

Fax: 785-623-3395

11.4       Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns,

but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by Seller without the prior written consent of Buyer or by any Buyer Party without the prior written consent of Seller, nor is this Agreement intended to confer upon any other Person except the Parties any rights or remedies hereunder. No provision of this Agreement creates any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

11.5       Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Kansas (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

11.6       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.7       Entire Agreement. This Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by the Parties, and until such execution and delivery no legal obligation will be created by virtue hereof. This Agreement, together with the Schedules and Exhibits hereto and the certificates and instruments delivered under or in accordance herewith, embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants, or undertakings in respect of the transactions contemplated by this Agreement, other than those expressly set forth or referred to herein or therein, and it is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants, or undertakings contained in any other material made available to any Buyer Party, including any such material made available in any data room information, confidential information memoranda, management information presentations, or otherwise. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions.

11.8       Bulk Sales or Transfer Laws. The Buyer Parties acknowledge that Seller will not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer Parties hereby waive compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

11.9       Delivery. This Agreement, and any certificates and instruments delivered under or in accordance herewith, may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

Seller:	Aquila, Inc.

By: /s/ Richard C. Green, Jr.

Name:	Richard C. Green
Title:	Chairman and Chief Executive Officer

Buyer:	Mid-Kansas Electric Company, LLC

By: /s/ Allan Miller
Name:	Allan Miller
Title:	Chairman

Sunflower:	Sunflower Electric Power Corporation

By: /s/ Charles McK. Ayers

Name:	Charles McK. Ayers
Title:	Chairman

Members:	Lane-Scott Electric Cooperative, Inc.

By: /s/ Earl N. Steffens
Name:	Earl N. Steffens
Title:	Manager

Pioneer Electric Cooperative, Inc.

By: /s/ David L. Jesse
Name:	David L. Jesse
Title:	Chief Executive Officer

Prairie Land Electric Cooperative, Inc.

By: /s/ Gilbert Berland
Name:	Gilbert Berland
Title:	President

Victory Electric Cooperative Association, Inc.

By: /s/ Terry Janson
Name:	Terry Janson
Title:	Manager

Western Cooperative Electric Association, Inc.

By: /s/ David L. Schneider

Name:	David L. Schneider
Title:	Manager

Wheatland Electric Cooperative, Inc.

By: /s/ Neil K. Norman

Name:	Neil K. Norman
Title:	Manager

Exhibit 1.1-A

Form of Assignment and Assumption Agreement

Assignment and Assumption Agreement (“Agreement”), made as of __________, 200__, by and between Aquila, Inc., a Delaware corporation (“Seller”), and Mid-Kansas Electric Company, LLC, a Kansas limited liability company (“Buyer”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer and certain other entities party thereto have entered into that certain Asset Purchase Agreement, dated September 21, 2005 (the “Asset Purchase Agreement”), pursuant to which, among other things, Buyer agreed to assume from Seller the Assumed Obligations, and Seller agreed to assign to Buyer all of Seller’s rights to the Purchased Assets.

NOW, THEREFORE, pursuant and subject to the terms of Asset Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.           Seller hereby assigns and transfers all of the Assumed Obligations and all of Seller’s rights to the Purchased Assets to Buyer, and Buyer hereby accepts such assignment and hereby assumes and agrees to pay, perform, and discharge when due all of the Assumed Obligations.

2.           Seller and Buyer agree, on behalf of themselves and their respective successors and assigns, to do, execute, acknowledge, and deliver, or to cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Agreement.

3.          This Agreement is being delivered pursuant to the Asset Purchase Agreement and will be construed consistently therewith. This Agreement is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Asset Purchase Agreement. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement will govern.

4.          This Agreement may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

5.          This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By: _______________________________

Name:
Title:

Mid-Kansas Electric Company, LLC

By: _______________________________

Name:
Title:

Exhibit 1.1-B

Form of Assignment of Easements

Prepared by and please return to:

ASSIGNMENT OF EASEMENTS

In consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AQUILA, INC., a Delaware corporation (“Assignor”), with an address of 20 West Ninth Street, Kansas City, Missouri 64105, has granted, sold, conveyed, transferred, and assigned, and by these presents does hereby grant, sell, convey, transfer, and assign unto MID-KANSAS ELECTRIC COMPANY, LLC, a Kansas limited liability company (“Assignee”), with a mailing address of 301 West 13th Street, Hays, Kansas 67601, without representation or warranty of any kind except as set forth in that certain “Asset Purchase Agreement” dated as of September 21, 2005, by and between Assignor and Assignee, all of Assignor’s right, title, and interest in and to the Easements (as such term is defined in the Asset Purchase Agreement) and the Shared Easement Rights (as such term is defined in the Asset Purchase Agreement), including the interests and rights described or set forth on Exhibit A attached hereto and by this reference made a part hereof.

This Assignment is being delivered pursuant to the Asset Purchase Agreement and will be construed consistently therewith. This Assignment is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of Assignor and Assignee under the Asset Purchase Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement will govern.

TO HAVE AND TO HOLD the above-described premises unto Assignee and its successors and assigns, forever.

IN WITNESS WHEREOF, the undersigned has executed this Assignment effective the ____ day of _______________, 20       .

AQUILA, INC., a Delaware corporation

By:

Name:

Title:

STATE OF                               )

) ss.

COUNTY OF                           )

On this ______ day of _______________, 200_, before me appeared ______________________, to me personally known, who, being by me duly sworn did say that (s)he is the ____________________ of Aquila, Inc., a corporation organized under the laws of the State of Delaware, and that the foregoing instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said ____________________ acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year last above written.

Notary Public

My Commission Expires:

[SEAL]

EXHIBIT A

Easements

Exhibit 1.1-C

Form of Bill of Sale

Bill of Sale, made as of ________________, ______ by and between Aquila, Inc., a Delaware corporation (“Seller”), and Mid-Kansas Electric Company, LLC, a Kansas limited liability company (“Buyer”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer and certain other entities party thereto have entered into that certain Asset Purchase Agreement, dated September 21, 2005 (the “Asset Purchase Agreement”), pursuant to which, among other things, Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller the Purchased Assets.

NOW, THEREFORE, pursuant and subject to terms of the Asset Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.           Seller hereby sells, assigns, conveys, transfers, and delivers to Buyer all of Seller’s right, title, and interest in, to, and under the Purchased Assets, and Buyer hereby purchases and accepts from Seller, as of the date hereof, all right, title, and interest of Seller in, to, and under the Purchased Assets.

2.           From time to time, at the request of Buyer, Seller will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Bill of Sale.

3.          This Bill of Sale is being delivered pursuant to the Asset Purchase Agreement and will be construed consistently therewith. This Bill of Sale is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Asset Purchase Agreement. To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement will govern.

4.          This Bill of Sale may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

5.          This Bill of Sale and all of the provisions hereof will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By: _______________________________

Name:
Title:

Mid-Kansas Electric Company, LLC

By: _______________________________

Name:
Title:

Exhibit 1.1-D

Form of General Warranty Deed

[ADD STATE RECORDING REQUIREMENTS]

General Warranty Deed

THIS DEED, made on the           day of                            , 20  , by and between AQUILA, INC., a Delaware corporation, Grantor, and MID-KANSAS ELECTRIC COMPANY, LLC, a Kansas limited liability company, Grantee, with a mailing address of 301 West 13th Street, Hays, Kansas 67601.

WHEREAS, Grantor and Grantee and certain other entities party thereto have signed that certain “Asset Purchase Agreement” dated as of September 21, 2005 (the “Agreement”), which Agreement provides for the conveyance of certain assets to Grantee, including, without limitation, the real estate lying, being, and situate in the County of ____________ and State of Kansas legally described on Exhibit A attached hereto (the “Property”).

WITNESSETH: THAT GRANTOR, in consideration of the sum of Ten and 00/100 Dollars ($10.00), and other valuable consideration, to it in hand paid by Grantee, the receipt of which is hereby acknowledged, does by these presents, sell and convey unto Grantee and its successors and assigns, the Property;

SUBJECT TO taxes and assessments for _____ and subsequent years and further subject to all Permitted Encumbrances, as defined in the Agreement.

TO HAVE AND TO HOLD, the Property aforesaid, with all and singular the rights, privileges, appurtenances, and immunities thereto belonging or in anywise appertaining, unto Grantee and unto its successors and assigns forever, Grantor hereby covenanting that the Property is free and clear from any encumbrance, except as hereinabove stated; and that Grantor will warrant and defend the title of the Property unto Grantee and unto its successors and assigns forever, against the lawful claims and demands of all persons whomsoever, lawfully claiming the same, except as hereinafter stated; PROVIDED, HOWEVER, notwithstanding the foregoing, Grantee shall not be entitled to recover any remedies otherwise available to Grantee for any and all breaches of the foregoing deed warranties unless such remedies are available to Grantee under the Agreement (and then only to the extent and subject to all limitations provided in the Agreement); and PROVIDED, FURTHER, the terms of the Agreement shall govern in the event of any inconsistency between the terms of the Agreement and the terms of this Deed.

                IN WITNESS WHEREOF, Grantor has caused this Indenture to be executed by its duly authorized officer, the day and the year first above written.

AQUILA, INC., a Delaware corporation

By:

Name:

Title:

STATE OF                               )

) ss.

COUNTY OF                           )

On this ______ day of _______________, 200_, before me appeared ______________________, to me personally known, who, being by me duly sworn did say that (s)he is the ____________________ of Aquila, Inc., a Delaware corporation, and that said instrument was signed on behalf of said corporation by proper authority, and said ____________________ acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year last above written.

Notary Public

My Commission Expires:

[SEAL]

EXHIBIT A

Legal Description

Exhibit 1.1-E

Form of Transitional Services Agreement

TRANSITIONAL SERVICES AGREEMENT

Transitional Services Agreement (“Services Agreement”) made as of _________ ___, 200___ (the “Execution Date”) by and between Aquila, Inc., a Delaware corporation (“Aquila”), and Mid-Kansas Electric Company, LLC, a Kansas limited liability company (“Buyer”). Aquila and Buyer are referred to collectively as the “Parties” and each individually as a “Party.”

WHEREAS, Aquila is selling certain assets and assigning certain liabilities to Buyer pursuant to that certain Asset Purchase Agreement dated as of September 21, 2005, between Aquila and Buyer and certain other entities parties thereto (the “Purchase Agreement”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Buyer desires that Aquila provide certain transitional services to Buyer in respect of the Business;

WHEREAS, Aquila has agreed to provide certain transitional services to Buyer in accordance with the terms and conditions of this Services Agreement; and

WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aquila and Buyer agree as follows:

ARTICLE I

SERVICES

1.1          The Services. Aquila will provide Buyer the transitional services set forth on Schedule 1.1 (the “Services”).

1.2         Service Parameters. Aquila will provide the Services only to the extent that the Services were provided by Aquila for the Business prior to the date hereof, and only for purposes of supporting the conduct of the Business substantially in the manner it was conducted prior to the date hereof.

1.3          Performance Exceptions. Aquila is not required to provide any Service to the extent the provision thereof (i) becomes impracticable, in any material respect, as a result of a cause or causes outside of Aquila’s reasonable control (including any labor dispute or labor or materials shortage or interruption), or (ii) would require Aquila to violate any Law, Order, or other binding commitment or obligation of Aquila to any Governmental Entity or other third party.

1.4.         Cooperation; Information and Access. The Parties will cooperate in good faith in all matters relating to the provision and receipt of the Services. Without limiting the generality of the foregoing, Buyer will provide Aquila, in a timely manner, all information and access to facilities required or reasonably requested by Aquila in connection with providing the Services.

1.5          Additional Resources. In providing the Services, Aquila is not obligated to (i) hire any additional employees, (ii) maintain the employment of any specific employee, or (iii) purchase, lease, or license any additional equipment or materials.

ARTICLE II

TERM AND TERMINATION

2.1        Term. Except as otherwise provided on Schedule 1.1, the Services will commence on the date hereof and terminate no later than _______________________.

2.2        Termination. This Services Agreement or Aquila’s obligation to provide all or any of the Services may be terminated by the mutual written consent of the Parties at any time. In addition, except as otherwise provided on Schedule 1.1, Buyer may terminate this Services Agreement, or Aquila’s obligation to provide any particular Service hereunder, at any time by providing not less than 30 days prior written notice to Aquila. If any such termination is with respect to less than all of the Services, then Aquila will continue to be obligated to provide the remaining Services in accordance with this Services Agreement.

2.3        Effect of Termination. Upon the termination of this Services Agreement or Aquila’s obligation to provide all or any of the Services, the Parties will have no further obligations hereunder with respect to the terminated Service or Services; provided, however, that notwithstanding such termination (i) Buyer will remain liable to Aquila for all amounts payable in respect of the terminated Services provided prior to the effective date of the termination, and (ii) the provisions of Articles II, IV, V, and VII of this Services Agreement will survive any such termination indefinitely.

ARTICLE III

COMPENSATION

3.1          Fee for Services. Buyer will compensate Aquila for the Services in accordance with Schedule 1.1 and this Article III.

3.2          Payment Terms. Aquila will bill Buyer one a monthly basis for all Services provided hereunder. Such bills will be accompanied by documentation reasonably supporting the amounts shown as payable thereunder, and must be paid by Buyer within 30 days after receipt. Late payments will bear interest at the Prime Rate plus 5%.

3.3          Sales and Use Taxes. For state and local sales and use tax purposes, Aquila and Buyer will cooperate in good faith to segregate amounts payable under this Services Agreement into the following categories: (i) taxable Services; (ii) non-taxable Services; and (iii) payments made by Aquila merely as a purchasing agent for Buyer in procuring goods or services. Aquila will collect from Buyer all state and local sales and use taxes in respect of the Services and will timely remit such taxes to the appropriate state and local tax authorities. Buyer will pay such taxes to Aquila monthly, or as otherwise reasonably required by Aquila. Within 20 days following the receipt by Aquila of notice thereof, Aquila will notify Buyer of the commencement of any sales or use tax audit by a taxing authority which involves any Services provided hereunder or any payments made by Aquila as purchasing agent pursuant hereto. Thereafter, Buyer may, at its own expense, participate in the defense of that audit to the extent related to any such Services or payments. Buyer will be responsible for any additional taxes imposed in respect of the Services, and all related interest, as a result of any such sales or use tax audit.

ARTICLE IV

PERFORMANCE STANDARDS; DISCLAIMER; LIMITATION OF LIABILITY

4.1          Performance Standards. Aquila will provide the Services in accordance with its policies, procedures, and practices in effect immediately prior to the date hereof and, in providing the Services, will exercise the same degree of care and skill as it exercises in providing similar functions for its own operations.

4.2          DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE SET FORTH HEREIN, AQUILA MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

4.3          Indemnification. Buyer agrees to indemnify and hold harmless Aquila and its directors, officers, employees, and agents from and against any and all Losses arising out of, or resulting from, the provision of the Services by Aquila hereunder, other than Losses arising or resulting from Aquila’s gross negligence or willful misconduct.

4.4          Limitation of Liability. In no event will Aquila be liable to Buyer for any lost profits, loss of data, loss of use, business interruption, or other special, incidental, indirect, punitive, or consequential damages, however caused, under any theory of liability, arising from Aquila’s performance of, or relating to, the Services or this Services Agreement.

ARTICLE V

RELATIONSHIP BETWEEN THE PARTIES

The relationship of Aquila to Buyer under this Services Agreement is that of an independent contractor, and Aquila will not be deemed an employee, partner, joint venturer, or agent of Buyer in connection with the provision of the Services by Aquila. Aquila will be solely responsible for the payment of any employment-related costs, taxes, or benefits in respect of the provision of the Services.

ARTICLE VI

SUBCONTRACTORS

Aquila may engage one or more subcontractors to provide all or any portion of the Services, provided that Aquila remains directly responsible for its obligations hereunder.

ARTICLE VII

MISCELLANEOUS

7.1          Amendment and Modification. This Services Agreement may be amended, modified, or supplemented only by written agreement of the Parties.

7.2          Waiver of Compliance; Consents. Except as otherwise provided in this Services Agreement, any failure of either Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.3          Notices. All notices and other communications hereunder shall be made in accordance with, and in the manner provided by, the provisions for notices and other communications in the Purchase Agreement.

7.4          Assignment. This Services Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but neither this Services Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except that Aquila may (i) engage one or more subcontractors to provide all or any portion of the Services in accordance with Article VI above or (ii) assign this Agreement, without the consent of Buyer, to any Person that acquires, by purchase, merger, reorganization, or otherwise, all or substantially all of Aquila’s assets. Other than as provided in the preceding sentence, this Services Agreement does not confer upon any Person other than the Parties any rights or remedies hereunder.

7.5          Governing Law. This Services Agreement is governed by and construed in accordance with the laws of the State of Kansas (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance, and remedies.

7.6          Severability. Any term or provision of this Services Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.7          Entire Agreement. This Services Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by the Parties, and until such execution and delivery no legal obligation will be created by virtue hereof. This Services Agreement, together with the Schedules hereto (which are incorporated herein by this reference), (i) embodies the entire agreement and understanding of the Parties hereto in respect of provision of transitional services by Aquila to Buyer in connection with the transactions contemplated by the Purchase Agreement, and (ii) supersedes all prior agreements and understandings between the Parties with respect to such transitional services.

7.8          Delivery. This Services Agreement may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

IN WITNESS WHEREOF, the Parties have caused this Services Agreement to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By: _______________________________

Name:
Title:

Mid-Kansas Electric Company, LLC

By: _______________________________

Name:
Title:

Schedule 1.1

The Services (and Terms); Fee for Services

The Services, together with the termination date for each (if different than the termination date set forth in Section 2.1 of the Services Agreement), are set forth below:

•

•

•

•

•

The fee to be paid by Buyer to Aquila for the Services is as follows:

Exhibit 3.1

Determination of Purchase Price

A.           The following principles (the “Accounting Principles”) will govern certain accounting matters provided for herein:

1.            Unless otherwise indicated, all amounts will be determined in accordance with GAAP and applicable FERC Accounting Rules.

2.            The amount of any item reflected in Seller’s financial statements or in the attached Exhibit 3.1.A, Exhibit 3.1.B, or Exhibit 3.1.C as of any specified time, including in any FERC Account, as determined in accordance with GAAP and the FERC Accounting Rules, is referred to as the “Book Value” of such item as of such specified time.

3.            “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

4.            “FERC Accounting Rules” means the requirements of FERC with respect to and in accordance with the Uniform System of Accounts established by FERC.

5.            All determinations and calculations will be made and performed in a manner to (a) avoid double counting of any item, to the extent that any such item is otherwise accounted for in such determination or calculation, and (b) give effect to the change in accounting policies described in note 1 to Exhibit 3.1.C. For purposes of computing the Adjustment Amount, any changes in applicable accounting rules, including the FERC Accounting Rules, following the date of this Agreement (other than the changes described in note 1 to Exhibit 3.1.C) will not be given effect for purposes of computing the Adjustment Amount to the extent that such changes would have the effect of changing any of the items included in Net Plant or the FERC Accounts in a manner that would cause the Adjustment Amount, if computed taking such changes into account, to be greater or lesser than the Adjustment Amount, as computed without taking such changes into account.

6.            Certain account balances and other values will be determined as set forth below:

“Base Net Plant Amount” equals the Net Plant as of June 30, 2005, which the Parties stipulate is $186,987,000.

“Extraordinary Expenditures” means any expenditures by Seller during the period from the date hereof through the Effective Time incurred for the purpose of repair, replacement, or addition to assets (other than expenditures to the extent reflected as Net Plant or in any FERC Account or otherwise recovered by Seller in rates prior to Closing by reason of preexisting authorization or extraordinary relief) as a result of (i) damage resulting from weather or other extraordinary or catastrophic occurrence; or (ii) the imposition of any requirement by a Governmental Entity; provided, however, that any expenditure (which, with respect to any matter referred to in clauses (i) or (ii) of this definition, will be deemed to include all costs, expenses, and payments incurred by Seller in respect of such matter (e.g, all costs incurred due to a catastrophic storm), except to the extent reflected as Net Plant or in any FERC Account or otherwise recovered by Seller in rates prior to the Closing by reason of preexisting authorization or extraordinary relief) of the type described in clauses (i) and (ii) of this definition will be deemed an Extraordinary Expenditure only if the amount of such expenditure in excess of amounts thereof reflected as Net Plant or in any FERC Account or otherwise recovered by Seller in rates prior to the Closing by reason of preexisting authorization or extraordinary relief exceeds five percent of the Extraordinary Expenditures Reference Amount, in which case the full amount of such expenditure (from dollar one) in excess of amounts reflected as Net Plant or in any FERC Account or otherwise recovered by Seller in rates prior to the Closing by reason of preexisting authorization or extraordinary relief will be deemed an Extraordinary Expenditure. Notwithstanding the foregoing, Extraordinary Expenditures will be reduced by the amount of any insurance proceeds received by Seller in respect of the matter giving rise to the Extraordinary Expenditure unless (and to the extent) such proceeds are assigned to Buyer at Closing.

“Extraordinary Expenditures Adjustment” means all Extraordinary Expenditures, plus interest on each such expenditure at the Prime Rate from the date of the expenditure until the Closing Date.

“Extraordinary Expenditures Reference Amount” means the earnings before interest and Income Taxes attributed to the Business after deducting all corporate-level charges, determined in a manner consistent with Seller’s normal accounting practices, for the annual period ended December 31, 2004.

“FERC Accounts” means the accounts listed on lines 13-35 and 42-51 of Exhibit 3.1.C maintained by Seller with respect to the Business in accordance with the FERC Accounting Rules.

“Lease Buy-Out Amount” is the total amount paid or to be paid by Seller pursuant to Section 7.4(d) of the Agreement in connection with the purchase of leased assets to be included in the Purchased Assets. For purposes of calculating the Purchase Price and the Adjustment Amount, the Book Value of assets purchased pursuant to Section 7.4(d) will be excluded from Net Plant and the FERC Accounts (even if the assets purchased would normally be reflected as Net Plant or in one or more FERC Accounts following such purchase).

“Net Plant” means the Book Value of net plant of the Business, which is comprised of the amounts listed on lines 3-7 of Exhibit 3.1.C.

“Net Plant Adjustment” may be a positive or negative number, and means Net Plant at Closing minus the Base Net Plant Amount.

“Net Plant at Closing” will be the Net Plant, determined as of the Effective Time.

B.	Determination of the Adjustment Amount

The Adjustment Amount will be the sum of the following amounts, in each case determined as of the Effective Time: (i) the Net Plant Adjustment; (ii) the net total Book Value of the FERC Accounts; (iii) the Lease Buy-Out Amount; and (iv) the Extraordinary Expenditures Adjustment.

C.	Payments Unrelated to the Adjustment Amount.

The Adjustment Amount will not include or otherwise take into account any amounts attributable to the adjustments and payments made with respect to (i) items and amounts prorated pursuant to Section 3.4, (ii) collateral or other security (other than, after January 1, 2006, prepayments), as contemplated by Section 7.4(f), (iii) any and all payments made or to be made under any provision of Section 7.9, (iv) any and all proceeds or payments received or to be received by a Party under any provision of Section 7.10, (v) indemnification, as contemplated by Article IX.

D.	Example of Computation of Purchase Price.

An example of the computation of the Purchase Price (using financial information for the Business as of June 30, 2005) is depicted on Exhibit 3.1.A, Exhibit 3.1.B, and Exhibit 3.1.C. Specifically, (i) Exhibit 3.1.A provides a high-level overview of the computation of the Closing Payment Amount, (ii) Exhibit 3.1.B provides an example (in summary form) of the Post-Closing Adjustment Statement, and (iii) Exhibit 3.1.C provides a sample determination of the Purchase Price (including the Adjustment Amount) in detailed form.

Exhibit 3.1.A

Example of Kansas Electric Closing Payment Amount

See attached.

Exhibit 3.1.B

Example of Kansas Electric Post-Closing Adjustment Statement

See attached.

Exhibit 3.1.C

Sample Calculation of Kansas Electric Purchase Price

See attached.

Exhibit 7.9(d)(ii)(C)

Pension Matters

The following terms will govern the Parties’ obligations under Section 7.9(d)(ii)(C) of the Agreement (and any reference to Section 7.9 will be deemed to include a reference to this Exhibit):

A.	Post-Closing Spin-Off to Buyer Plan
(1)	Transfer of Liabilities.

(a)          As of the Effective Time, each Buyer Party will cause a Buyer Pension Plan of such Buyer Party to accept all liabilities for benefits under the Seller Pension Plan that would have been paid or payable (but for the transfer of assets and liabilities pursuant to this Paragraph A) to or with respect to the Transferred Employees and Other Plan Participants (as defined below) employed or otherwise assumed by such Buyer Party, and such Buyer Party will become with respect to each such Transferred Employee and Other Plan Participant responsible for all benefits due under the Seller Pension Plan. Seller will not take any action to fully vest the Business Employees in their accrued benefits under the Seller Pension Plan. No Buyer Party will amend any Buyer Pension Plan of such Buyer Party, or permit such Buyer Pension Plan to be amended, to eliminate any benefit accrued as of the Effective Time, whether or not vested, with respect to which liabilities are transferred pursuant to this Paragraph A. Notwithstanding any other provision of this Agreement, the Seller Pension Plan will continue to make all benefit payments to Transferred Employees and Other Plan Participants due under the Seller Pension Plan until both the Initial Transfer Amount and the True-Up Amount have been transferred to the respective Buyer Pension Plan. “Other Plan Participants” mean any individuals (x) who have an accrued benefit under the Seller Pension Plan but who are not actively employed by Seller on the Closing Date, or whose employment is terminated by Seller on the Closing Date, and (y) whose employment was principally associated with the Business. The Other Plan Participants are set forth on Schedule 7.9(d)(ii)-A, as the same is amended by Seller on the Closing Date.

(b)        As soon as practicable after the Closing Date, Seller will deliver to Buyer a list reflecting each Transferred Employee’s date of birth, service and compensation under the Seller Pension Plan, each Transferred Employee’s and Other Plan Participant’s accrued benefit thereunder as of the Closing Date, and a copy of each pending or final domestic relations order affecting the benefit of any Transferred Employee or Other Plan Participant.

(2)	Transfer of Assets.

(a)          Not later than 10 days after the Closing, Seller will direct its actuary to determine the amount of assets allocable to the benefits with respect to the Transferred Employees and Other Plan Participants employed or otherwise assumed by each Buyer Party in the Seller Pension Plan based on section 4044 of ERISA, and in compliance with the safe harbor assumptions and other requirements of section 414(l) of the Code (the “Section 4044 Amount”). The Section 4044 Amount will be subject to review by Buyer’s actuary for the purpose of confirming that the Section 4044 Amount was calculated in accordance with this Paragraph A(2)(a).

(b)          In accordance with the procedures set forth in this Paragraph A(2)(b), Seller will cause cash (or other assets as Seller and Buyer mutually agree) equal to the Section 4044 Amount to be transferred to the trust established by each applicable Buyer Party as part of its Buyer Pension Plan (the “Buyer Pension Plan Trust”). On the Initial Transfer Date, Seller will cause the trust which is a part of the Seller Pension Plan (the “Seller Pension Plan Trust”) to make a transfer of cash or other assets equal to the Initial Transfer Amount to the applicable Buyer Pension Plan Trust. The “Initial Transfer Date” is the date that is five Business Days after the requirements of Paragraphs A(2)(d) and A(2)(e) have been met. The “Initial Transfer Amount” means, for each Buyer Party, 75% of a good faith estimate of the Section 4044 Amount applicable to such Buyer Party (as shall be mutually agreed upon by Seller’s actuary and Buyer’s actuary not less than 10 days prior to the Initial Transfer Date). As soon as practicable after the Section 4044 Amount is determined in accordance with the requirements of Paragraph A(2)(a) (the “True-Up Date”), and in no event more than 60 days after such final determination, the True-Up Amount shall be transferred as provided below. If the Section 4044 Amount for any Buyer Party is greater than the Reduction Amount for such Buyer Party, then Seller will cause a transfer in cash (or other assets as Seller and Buyer mutually agree) equal to the True-Up Amount to be made from the Seller Pension Plan Trust to such Buyer Party’s Buyer Pension Plan Trust. If the Reduction Amount for any Buyer Party is greater than the Section 4044 Amount for such Buyer Party, then such Buyer Party will cause a transfer in cash (or other assets as Seller and Buyer mutually agree) equal to the True-Up Amount to be made from such Buyer Party’s Buyer Pension Plan Trust to the Seller Pension Plan Trust. The “True-Up Amount,” if any, for any Buyer Party means the difference between the Section 4044 Amount for such Buyer Party, adjusted for interest pursuant to Paragraph A(2)(c), and the Reduction Amount for such Buyer Party, adjusted for interest pursuant to Paragraph A(2)(c). The “Reduction Amount” for any Buyer Party equals the sum of (x) the Initial Transfer Amount for such Buyer Party, plus (y) benefit payments made by the Seller Pension Plan after the Effective Time to any Transferred Employees and Other Plan Participants that are employed or otherwise assumed by such Buyer Party.

(c)          For purposes of Paragraph A(2)(b), (x) the Section 4044 Amount will be increased by interest from the Closing Date through the True-Up Date, and (y) interest on each payment that is included in the Reduction Amount will be computed, and added to the Reduction Amount, from the date of such payment through the True-Up Date. All interest will be compounded daily, and computed at the Prime Rate as of the Closing Date.

(d)          In connection with the transfer of assets and liabilities pursuant to this Section, Seller will provide to Buyer, and Buyer will provide to Seller, evidence reasonably satisfactory to the receiving Party that the Seller Pension Plan and each Buyer Pension Plan, respectively, is or continues to be qualified under section 401(a) of the Code and is in compliance with the funding requirements of section 302 of ERISA and section 412 of the Code.

(e)          In connection with the transfer of assets and liabilities pursuant to Paragraph A, Seller and each Buyer Party will cooperate with each other in making all appropriate filings required by the Code or ERISA, and the transfer of assets and liabilities pursuant to this Section will not take place until after the expiration of the 30-day period following the filing of any required notices with the Internal Revenue Service pursuant to section 6058(b) of the Code.

(3)	Benefits.

(a)          The benefit provided by each Buyer Pension Plan to each Transferred Employee who becomes a participant in such Buyer Pension Plan will be at least equal to (x) the benefits accrued by such Transferred Employee under the Seller Pension Plan on the Closing Date, computed by taking into account the compensation credited to such Transferred Employee by Seller with respect to periods prior to the Closing Date and service credited to such Transferred Employee with Seller and any Buyer Party (in the case of service with a Buyer Party, such service will be taken into account only for the purpose of vesting and early retirement subsidies), plus (y) such Transferred Employee’s benefit determined under the terms of the applicable Buyer Pension Plan, as it may be amended from time to time, taking into account the Transferred Employee’s service and compensation earned with a Buyer Party, except that service credited by Seller will be taken into account for purposes of eligibility, vesting, and early retirement subsidies.

(b)          Notwithstanding Paragraph (3)(a) above, any Transferred Employee who is at least age 55 as of the Closing Date will be entitled to a benefit at retirement under the applicable Buyer Pension Plan at least equal to the benefit such Transferred Employee would have received had such Transferred Employee continued to participate in the Seller Pension Plan from the Closing Date until the earlier of (x) such Transferred Employee’s actual retirement date or (y) age 62.

B.	Option to Transfer Assets to New Pension Plan.

(1)          Notwithstanding Paragraph A, at Seller’s option and with the consent of Buyer, which consent shall not be unreasonably withheld, Seller may elect to transfer prior to Closing the assets and liabilities for accrued benefits, whether or not vested, that would have been paid or payable (but for this Paragraph B) to or with respect to the Business Employees and Other Plan Participants to a new pension plan (“New Pension Plan”) to be established by Seller. Seller will not take any action to fully vest the Business Employees in their accrued benefits in the New Pension Plan. Buyer will not amend the New Pension Plan, or permit the New Pension Plan to be amended, to eliminate any benefit accrued as of the Effective Time, whether or not vested, with respect to which liabilities are transferred pursuant to this Paragraph B. The New Pension Plan will be a defined benefit pension plan qualified under section 401(a) of the Code and will be identical to the Seller Pension Plan with respect to the Transferred Employees and Other Plan Participants and provide a future rate of benefit accrual equal to the future rate of benefit accrual provided under the Seller Pension Plan.

(2)          In the event that Seller elects to spin off assets and liabilities prior to Closing to a New Pension Plan, Seller will cause its actuary to determine the amount of assets allocable to the accrued benefits with respect to the Business Employees and Other Plan Participants in the Seller Pension Plan based on section 4044 of ERISA and in compliance with the safe harbor assumptions and other requirements of Section 414(e) of the Code (the “New Plan Section 4044 Amount”) as of the effective date of the transfer of assets and liabilities to the New Pension Plan pursuant to Paragraph B(1) (the “Spin-Off Date”). The New Plan Section 4044 Amount will be subject to review by Buyer’s actuary for the purpose of confirming that the New Plan Section 4044 Amount was calculated in accordance with this Section B(2). Interest from the date of determination of the New Plan Section 4044 Amount to the date of the transfer of assets to the New Pension Plan will be compounded daily, and computed at the Prime Rate as of the Spin-Off Date.

(3)          As soon as practicable after the final determination of the New Plan Section 4044 Amount for the New Pension Plan is made, Seller will cause the Seller Pension Plan to transfer cash or other assets equal to the New Plan Section 4044 Amount, less any benefit payments made by the Seller Pension Plan to Business Employees and Other Plan Participants from the Spin-Off Date to the date of transfer of assets, to the New Pension Plan. From and after such date, the New Pension Plan will be solely responsible for all benefits due to Business Employees and Other Plan Participants under the Seller Pension Plan, whether arising prior to, or after, the Closing Date.

(4)          Effective as of the Effective Time, Buyer will assume sponsorship of the New Pension Plan. Seller will provide to Buyer evidence reasonably satisfactory to Buyer that the New Pension Plan is qualified under section 401(a) of the Code and is in compliance with the funding requirements of section 302 of ERISA and section 412 of the Code.

(5)          In connection with the change in sponsorship of the New Pension Plan, Seller and Buyer will cooperate with each other in making all appropriate filings required by the Code or ERISA.

(6)	Benefits.

(a)          The benefit provided by each Buyer Party to each Transferred Employee who is a participant in a pension plan sponsored by such Buyer Party following the Closing will be at least equal to (x) the benefits accrued by such Transferred Employee under the New Pension Plan on the Closing Date, computed by taking into account the service credited to such Transferred Employee with Seller and any Buyer Party (in the case of service with a Buyer Party, such service will be taken into account only for the purpose of vesting and early retirement subsidies), plus (y) such Transferred Employee’s benefit determined under the terms of the pension plan sponsored by such Buyer Party, as it may be amended from time to time, taking into account the Transferred Employee’s service and compensation earned with any Buyer Party, except that service credited by Seller will be taken into account for purposes of eligibility, vesting, and eligibility for early retirement subsidies.

(b)          Notwithstanding subparagraph (6)(a) above, any Transferred Employee who is at least age 55 as of the Closing Date will be entitled to a benefit at retirement under the applicable Buyer Pension Plan at least equal to the benefit such Transferred Employee would have received had such Transferred Employee continued to participate in the Seller Pension Plan from the Spin-Off Date until the earlier of (x) such Transferred Employee’s actual retirement date or (y) age 62.

C.	Post-Closing Adjustment.

(1)          For purposes of this Section, the term “Accrued Liability” means the present value of the accrued benefit, as of the Effective Time, of each Transferred Employee and each Other Plan Participant, determined on an “accumulated benefit obligation” basis using the interest and other assumptions and methods used by Seller’s actuary on the measurement date most recently preceding the Closing Date for purposes of satisfying Statement of Financial Accounting Standards 132; provided that if the interest rate actually used by Seller’s actuary on such measurement date was less than six percent, then the interest rate to be used for purposes of this paragraph C(1) will be six percent. The interest rate and other assumptions and methods to be used pursuant to the preceding sentence are referred to herein as the “SFAS 132 Assumptions.” Seller’s actuary will determine the Accrued Liability in accordance with its normal procedures and practices in preparing Seller’s actuarial report and such determination will be reviewed by the actuary for Buyer. In the event of disagreement between them, they will appoint a third actuary from a nationally recognized actuarial firm to resolve their differences (the costs of the third actuary will be shared equally by Seller and Buyer). The third actuary’s determination of any dispute will be final. In reaching such resolution, the third actuary will consider only the issues of disagreement between the first two actuaries, it being understood that the third actuary will not be retained to conduct its own independent review but rather will be retained to resolve specific differences between Buyer’s actuary and Seller’s actuary. The actuarial assumptions and methods used by Seller’s actuary in determining the Accrued Liability will not be subject to dispute unless such assumptions and methods are inconsistent with the SFAS 132 Assumptions.

(2)          Following the Closing, if Seller elected to establish the New Pension Plan prior to Closing, Seller and Buyer will compare the New Plan Section 4044 Amount and the Accrued Liabilities. If the Accrued Liabilities exceed the New Plan Section 4044 Amount, Seller will pay to the Buyer Parties, in the respective amounts as determined by the Buyer Parties and as directed by Buyer, the difference, in cash, within five Business Days of the determination. If the New Plan Section 4044 Amount exceeds the Accrued Liabilities, Buyer will (or will cause one or more Buyer Parties to) pay to Seller the difference, in cash, within five Business Days of the determination. If Seller did not elect to establish the New Pension Plan prior to Closing, Seller and Buyer will compare the Section 4044 Amount and the Accrued Liabilities. If the Accrued Liabilities exceed the Section 4044 Amount, Seller will pay to the Buyer Parties, in the respective amounts as determined by the Buyer Parties and as directed by Buyer, the difference, in cash, within five Business Days of the determination. If the Section 4044 Amount exceeds the Accrued Liabilities, Buyer will (or will cause one or more Buyer Parties to) pay to Seller the difference, in cash, within five Business Days of the determination.